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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

MB FINANCIAL, INC.

and

TAYLOR CAPITAL GROUP, INC.

Dated as of July 14, 2013

i

 INDEX OF DEFINED TERMS

        The following terms, when used herein, shall have the meanings assigned to them on the page number indicated below:

Acquisition Proposal	59
Additional Merger Consideration	8
Agreement	1
Article III Standard	11
Article IV Standard	30
Average MB Common Stock Price	4
Bank Merger	5
Bank Merger Agreement	6
Bank Merger Certificates	6
Bank Regulatory Applications	51
Base Merger Consideration	2
Base Merger Consideration Value	4
BHC Act	11
Book-Entry Shares	2
Cancelled Shares	3
Certificate	2
Certificates of Merger	2
Closing	66
Closing Date	66
Code	1
Confidentiality Agreement	49
Covered Employees	54
Deferred Compensation Trust	47
Delaware Secretary	1
DGCL	1
Dissenting Shares	3
Dissenting Stockholder	3
DPC Common Shares	3
Effective Time	2
Enforceability Exceptions	25
Environmental Laws	25
ERISA	19
Exchange Act	16
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	6
Exchange Ratio	2
FDIC	12
Federal Reserve Board	14
GAAP	11
Governmental Entity	15
Hoppe Existing Employment Agreement	55
Hoppe New Employment Agreement	55
Illinois Banking Regulator	15
Intellectual Property	26
IRS	18

Joint Proxy Statement	15
Letter of Transmittal	7
Liens	13
Loans	28
Management Services Agreement	55
Maryland Department	1
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	51
MB	1
MB Articles	5
MB Bank	5
MB Benefit Plans	37
MB Bylaws	31
MB Charter Amendment	5
MB Common Stock	2
MB Contract	41
MB Disclosure Schedule	29
MB ERISA Affiliate	37
MB Leased Properties	42
MB Meeting	52
MB Owned Properties	42
MB Preferred Stock	27
MB Qualified Plan	37
MB Real Property	42
MB Regulatory Agreement	41
MB Reports	39
MB Restricted Stock Award	31
MB Series A Preferred Stock	3
MB Stock Options	31
MB Stock Plan Amendment	53
MB Stock Plans	31
MB Subsidiary	31
Merger	1
Merger Consideration	2
Merger Consideration Value	4
MGCL	1
Multiemployer Plan	20
Multiple Employer Plan	20
NASDAQ	4
OCC	14
Permitted Encumbrances	26
Premium Cap	57
Regulatory Agencies	15
Representatives	58
Requisite MB Vote	32
Requisite Regulatory Approvals	61
Requisite TCG Vote	14
S-4	15
Sarbanes-Oxley Act	16
SEC	15
Securities Act	22

v

Specified Percentage	59
SRO	15
Subsidiary	12
Superior Proposal	64
Surviving Corporation	1
Takeover Statutes	27
Tax	19
Tax Return	19
Taxes	19
TCG	1
TCG Benefit Plans	19
TCG Bylaws	12
TCG Certificate	12
TCG Common Stock	2
TCG Contract	24
TCG Default	14
TCG Deferred Compensation Plan	22
TCG Designated Directors	5
TCG Disclosure Schedule	10
TCG ERISA Affiliate	19
TCG Indemnified Parties	56
TCG Insiders	60
TCG Leased Properties	26
TCG Meeting	52
TCG Nonvoting Preferred Stock	2
TCG Owned Properties	26
TCG Qualified Plan	20
TCG Real Property	26
TCG Regulatory Agreement	24
TCG Reports	22
TCG Restricted Stock Award	5
TCG Series A Preferred Stock	2
TCG Series A Preferred Stock Merger Consideration	3
TCG Series B Preferred Stock	4
TCG Stock Option	4
TCG Stock Plan	4
TCG Subsidiary	12
TCG Warrant	4
Termination Date	63
Termination Fee	64
Trust Account Common Shares	3
Trust Preferred Securities	60
Voting and Support Agreement	1

 AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of July 14, 2013, by and between MB FINANCIAL, INC., a Maryland corporation ("MB"), and TAYLOR CAPITAL GROUP, INC., a Delaware corporation ("TCG").

W I T N E S S E T H:

WHEREAS, the Boards of Directors of MB and TCG have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein, pursuant to which TCG will, subject to the terms and conditions set forth herein, merge with and into MB (the "Merger"), so that MB is the surviving corporation (in such capacity, the "Surviving Corporation") in the Merger;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement to each party to enter into this Agreement, certain stockholders of each of TCG and MB have simultaneously herewith entered into a voting and support Agreement substantially in the form attached hereto as Exhibit A (each a "Voting and Support Agreement") in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Maryland General Corporation Law (the "MGCL"), at the Effective Time, TCG shall merge with and into MB. MB shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of TCG shall terminate.

        1.2    Effective Time.     The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the articles of merger to be filed with the Department of Assessments and Taxation of the State of Maryland (the "Maryland Department"), respectively, on the Closing Date (collectively, the "Certificates of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

        1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and MGCL.

        1.4    Conversion Generally.     At the Effective Time, by virtue of the Merger and without any action on the part of MB, TCG or the holders of any of the following securities:

          (a)   Each share of common stock, $0.01 par value, of MB ("MB Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

          (b)   Subject to Sections 1.4(d), 1.4(e), 1.4(f) and 2.4, (i) each share of common stock, $0.01 par value, of TCG ("TCG Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares, and (ii) each share of Nonvoting Preferred Stock, $0.01 par value, of TCG ("TCG Nonvoting Preferred Stock") issued and outstanding immediately prior to the Effective Time, but excluding Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (A) a fraction of a share of MB Common Stock equal to 0.64318 (the "Exchange Ratio") and $4.08 in cash (collectively, the "Base Merger Consideration"), which shall be paid as provided in Section 2.3, and (B) the Additional Merger Consideration, if any, as defined in, and payable by MB in accordance with the provisions of, Section 2.6. The Base Merger Consideration and Additional Merger Consideration, if any, is hereinafter collectively referred to as the "Merger Consideration." All of the shares of TCG Common Stock and TCG Nonvoting Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of TCG Common Stock or TCG Nonvoting Preferred Stock (each, a "Certificate") and shares of TCG Common Stock or TCG Nonvoting Preferred Stock held in book-entry form ("Book-Entry Shares") shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of TCG Common Stock or TCG Nonvoting Preferred Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and Section 2.4, as well as any dividends and distributions to which such holders become entitled in accordance with Section 2.3(d).

          (c)   Each issued and outstanding share of Perpetual Non-Cumulative Preferred Stock, Series A of TCG ("TCG Series A Preferred Stock"), with a liquidation preference of $25 per share, shall be automatically converted into and shall thereafter represent the right to receive one (1) share of the Surviving Corporation which shall be designated as Series A Perpetual Non-Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $25 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges and voting powers, and limitations and restrictions thereof, of the TCG Series A Preferred Stock immediately prior to the Effective Time, taken as a whole (such stock, generally, the "MB Series A Preferred Stock" and such shares of MB Series A Preferred Stock to which holders of shares of the TCG Series A Preferred Stock are entitled pursuant to this Agreement, the "TCG Series A Preferred Stock Merger Consideration").

          (d)   All shares of TCG Common Stock that are owned by TCG or MB (other than shares of TCG Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of TCG Common Stock held, directly or indirectly, by TCG or MB in respect of a debt previously contracted (any such shares, "DPC Common Shares")) shall be cancelled and shall cease to exist and no stock of MB or other consideration shall be delivered in exchange therefore (any such shares, the "Cancelled Shares").

          (e)   If, between the date of this Agreement and the Effective Time, the outstanding shares of MB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or similar event, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of TCG Common Stock and TCG Nonvoting Preferred Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Base Merger Consideration prior to such event, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio; provided, that nothing in Section 1.4(e) shall be construed to permit MB to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (f)    Each outstanding share of TCG Common Stock and TCG Nonvoting Preferred Stock the holder of which has perfected its right of appraisal under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. TCG shall give MB prompt written notice upon receipt by TCG of any such demands for payment of the fair value of such shares of TCG Common Stock and TCG Nonvoting Preferred Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and MB shall have the right to participate in all negotiations and proceedings with respect to any such demands. TCG shall not, except with the prior written consent of MB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made in cash by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) its right to such payment at or prior to the Effective Time, such holder's shares of TCG Common Stock or TCG Nonvoting Preferred Stock, as the case may be, shall be converted into a right to receive the Merger Consideration in accordance with Section 1.4(b).

        1.5    TCG Series B Preferred Stock.     In the event that each issued and outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01, of TCG ("TCG Series B Preferred Stock"), with a liquidation preference of $1,000 per share, is not redeemed prior to the Effective Time pursuant to Section 6.17 hereof or otherwise, then: (a) each issued and outstanding share of TCG Series B Preferred Stock, with a liquidation preference of $1,000 per share, shall be automatically converted into and shall thereafter represent the right to receive one (1) share of the Surviving Corporation which shall be designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges, and voting powers, and limitations and restrictions thereof, of the TCG Series B Preferred Stock immediately prior to the Effective Time; and (b) the Surviving Corporation shall, at or promptly after the Effective Time, redeem all of such shares that are issued and outstanding as of the Effective Time in accordance with the terms thereof.

        1.6    TCG Stock Options; TCG Warrants; TCG Restricted Stock Awards.

          (a)   At the Effective Time, each option granted by TCG to purchase shares of TCG Common Stock under a TCG Stock Plan (as defined below), whether vested or unvested (a "TCG Stock Option"), that is outstanding and unexercised immediately prior to the Effective Time and each warrant granted by TCG to purchase shares of TCG Common Stock (a "TCG Warrant") that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled and shall only entitle the holder thereof to receive, (x) as soon as reasonably practicable following the Effective Time, an amount in cash, without any interest and subject to any required Tax withholding, equal to (i) the excess, if any, of (A) the sum of (1) the cash portion of the Base Merger Consideration and (2) the product of the Exchange Ratio multiplied by the Average MB Common Stock Price (the "Base Merger Consideration Value") over (B) the exercise price per share of TCG Common Stock subject to such TCG Stock Option or TCG Warrant multiplied by (ii) the number of shares of TCG Common Stock subject to such TCG Stock Option or TCG Warrant and (y) in the case where the exercise price of such option or warrant is less than the aggregate of the Base Merger Consideration Value and the Additional Merger Consideration, the portion of the Additional Merger Consideration in excess thereof multiplied by the number of shares of TCG Common Stock subject to such option or warrant, which amount, if any, shall be payable as provided in Section 2.6. All TCG Stock Options and TCG Warrants with an exercise price per share equal or greater than the Base Merger Consideration Value shall at or immediately prior to the Effective Time be cancelled and terminated, and shall not be assumed by MB in the Merger, subject to any rights of the holders thereof to receive Additional Merger Consideration, if any, or a portion thereof, in accordance with subpart (y) above.

          For purposes of this Agreement, "TCG Stock Plan" means, collectively, the TCG 2011 Incentive Compensation Plan and the TCG 2002 Incentive Compensation Plan, in each case as amended, and "Average MB Common Stock Price" means the average of the closing sales price of MB Common Stock on The NASDAQ Global Select Market (the "NASDAQ") as reported by The Wall Street Journal for the ten (10) trading days ending on the trading day immediately prior to the Closing Date.

          (b)   At the Effective Time, each award in respect of a share of TCG Common Stock subject to vesting, repurchase or other lapse restriction granted under a TCG Stock Plan (a "TCG Restricted Stock Award") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any party hereto, be converted to a right to receive from MB cash in the amount of the Base Merger Consideration Value, plus the Additional Merger Consideration, if any, subject to the vesting and lapse restrictions of such TCG Restricted Stock Award, which amount shall be paid by MB promptly following the vesting thereof, or in the case of the Additional Merger Consideration such later date, if any, that it becomes payable under Section 2.6.

          (c)   At or prior to the Effective Time, TCG, the Board of Directors of TCG and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

        1.7    Articles of Incorporation of Surviving Corporation.     At the Effective Time, the charter of MB (the "MB Articles"), as in effect at the Effective Time, which MB Articles shall have been amended subsequent to the date hereof to increase the authorized shares of MB Common Stock to 100,000,000, and increase the authorized shares of preferred stock, $0.01 par value per share, of MB to 10,000,000 and supplemented to provide for articles supplementary with respect to the MB Series A Preferred Stock, substantially in the form attached hereto as Exhibit B (the "MB Charter Amendment"), shall be the charter of the Surviving Corporation until thereafter amended or restated in accordance with applicable law.

        1.8    Bylaws of Surviving Corporation.     At the Effective Time, the Bylaws of MB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended or restated in accordance with applicable law.

        1.9    Directors and Officers of Surviving Corporation.     Subject to applicable law, and MB's corporate governance process for new directors, the directors of MB immediately prior to the Effective Time, together with Jennifer Steans and Bryan Daniels, if they are legally eligible and willing to serve the

Board (the "TCG Designated Directors"), shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. To effectuate the foregoing, on or prior to the Closing Date, MB shall take all appropriate action to cause the TCG Designated Directors, if they are legally eligible and willing to serve, to be added to the Board of Directors of MB as of the Effective Time. The officers of MB immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.10    Bank Merger.     Immediately following the Merger, Cole Taylor Bank, an Illinois chartered commercial bank and a wholly-owned Subsidiary of TCG, will merge (the "Bank Merger") with MB Financial Bank, National Association ("MB Bank"), a national banking association and a wholly-owned subsidiary of MB. MB Bank or Cole Taylor Bank, as designated by MB, shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the merging entity shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time on the Closing Date. On the date of this Agreement, MB Bank and Cole Taylor Bank entered into the agreement and plan of merger attached hereto as Exhibit C (the "Bank Merger Agreement"). If Cole Taylor Bank is the surviving entity in the Bank Merger, its name shall be changed to "MB Bank." TCG shall cause Cole Taylor Bank, and MB shall cause MB Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately following the Effective Time on the Closing Date.

        1.11    Tax Consequences.     It is intended that each of the Merger and the Bank Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of this Agreement and the Bank Merger Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        2.1    Exchange Agent.     Prior to the Effective Time, MB shall appoint an unrelated bank or trust company, or MB's transfer agent, in either case as is reasonably acceptable to TCG, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.

        2.2    Deposit of Consideration.     At or prior to the Effective Time, MB shall, for the benefit of the holders of shares of TCG Common Stock, TCG Nonvoting Preferred Stock, TCG Series A Preferred Stock, TCG Warrants and TCG Stock Options, as applicable (a) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of MB Common Stock equal to the stock portion of the aggregate Base Merger Consideration and an aggregate number of shares of MB Series A Preferred Stock equal to the aggregate TCG Series A Preferred Stock Merger Consideration, (b) deposit, or cause to be deposited, with the Exchange Agent the cash portion of the aggregate Base Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4, and (c) deposit, or cause to be deposited, with the Exchange Agent cash in an amount to satisfy the aggregate amount to be paid under Section 1.6(a)(x) hereof. In addition, from time to time as required following the Effective Time, MB shall, for the benefit of the holders of shares of TCG Common Stock, TCG Nonvoting Preferred Stock and TCG Series A Preferred Stock, as applicable, deposit with the Exchange Agent any dividends or distributions applicable to the stock portion of the Base Merger Consideration or TCG Series A Preferred Stock Merger Consideration payable pursuant to Section 2.3(d) (all such shares and cash to be deposited with the Exchange Agent pursuant to this Section 2.2, collectively, the "Exchange Fund").

        2.3    Exchange Procedures.

          (a)   Promptly after the Effective Time (but in no event later than ten (10) days following the Effective Time), MB shall cause the Exchange Agent to mail (i) to each holder of record of Certificate(s) or Book-Entry Shares, (A) a letter of transmittal (which shall be in customary form reasonably acceptable to TCG and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) or Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent) (a "Letter of Transmittal") and (B) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Base Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d), (ii) to each holder of a TCG Warrant or TCG Stock Option, a check or direct deposit, in each case in an amount due and payable to such holder pursuant to Section 1.6(a) in respect of such TCG Warrant or TCG Stock Option and (iii) to each holder of a share of TCG Series A Preferred Stock, a Letter of Transmittal and instructions for use in surrendering such holder's shares of TCG Series A Preferred Stock in exchange for the TCG Series A Preferred Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d). Subject to the terms of the Exchange Agent Agreement, MB, in the exercise of its reasonable discretion and in consultation with TCG reasonably in advance of making any determination, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and the compliance by any person with the procedures and instructions set forth herein and therein.

          (b)   Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares accompanied by a properly completed Letter of Transmittal, a holder of TCG Common Stock or TCG Nonvoting Preferred Stock, as applicable, will be entitled to receive promptly after the Effective Time the Base Merger Consideration in respect of the shares represented by such Certificate(s) or Book-Entry Shares, cash in lieu of any fractional shares of MB Common Stock to which such holder is entitled pursuant to Section 2.4 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(d). Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Base Merger Consideration, cash in lieu of any fractional shares of MB Common Stock to which the holder thereof is entitled pursuant to Section 2.4 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(d).

          (c)   Upon surrender to the Exchange Agent of its shares of TCG Series A Preferred Stock, accompanied by a properly completed Letter of Transmittal, a holder of TCG Series A Preferred Stock will be entitled to receive promptly after the Effective Time the TCG Series A Preferred Stock Merger Consideration in respect of the shares of TCG Series A Preferred Stock so surrendered. Until so surrendered, each share of TCG Series A Preferred Stock shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the TCG Series A Preferred Stock Merger Consideration and any dividends or other distributions to which the holder of each such share of TCG Series A Preferred Stock is entitled pursuant to Section 2.3(d).

          (d)   No dividends or other distributions with respect to MB Common Stock or MB Series A Preferred Stock (as applicable) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares, or the holder of unsurrendered shares of TCG Series A Preferred Stock, with respect to the shares of MB Common Stock or MB Series A Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares, or shares of TCG Series A Preferred Stock, in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock (as applicable) in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of MB Common Stock or MB Series A Preferred Stock represented by such Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock and not paid.

        2.4    Fractional Interests.     No certificate or scrip representing fractional shares of MB Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to voting or any other rights of a stockholder of MB. Notwithstanding any other provision of this Agreement, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of MB Common Stock shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.7) equal to the product obtained by multiplying (a) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (b) the Average MB Common Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify MB, and MB shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Article II.

        2.5    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Effective Time shall be delivered to MB; provided that to the extent at any time prior to such date that is one (1) year after the Effective Time, any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws, the Exchange Agent shall first notify MB and, at MB's option, such portion shall instead be paid to MB. In such event, any former stockholders of TCG who have not theretofore complied with this Article II shall thereafter look only to MB with respect to the Base Merger Consideration and the TCG Series A Preferred Stock Merger Consideration and any unpaid dividends and distributions on MB Common Stock or MB Series A Preferred Stock deliverable in respect thereof without any interest thereon. Notwithstanding the foregoing, none of MB, the Exchange Agent or any other person shall be liable to any former TCG stockholder (as applicable) for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.6    Additional Merger Consideration.     The holders of TCG Common Stock and TCG Nonvoting Preferred Stock who receive the Base Merger Consideration for their shares, the holders of TCG Stock Options and TCG Warrants who are entitled to receive consideration under Section 1.6(a)(y) hereof, and the holders of TCG Restricted Stock Awards who are entitled to receive the Base Merger Consideration Value under Section 1.6(b) (subject to lapse restrictions) shall have the contractual right to receive from MB, on a per share basis, the Additional Merger Consideration, if any (or in the case of holders of TCG Stock Options and TCG Warrants, the portion thereof determined under Section 1.6(a)(y)) in cash, without interest. For purposes of this Agreement, "Additional Merger Consideration" means (i) the amount of the "Excess Gain" (as such term is defined in Exhibit D), if any, realized from the consummation of the transaction permitted under Exhibit D in compliance with the criteria set forth in Exhibit D divided by (ii) the number of shares of TCG Common Stock and TCG Nonvoting Preferred Stock outstanding immediately prior to the Effective Time and the number of shares of TCG Common Stock subject to TCG Stock Options, TCG Warrants and TCG Restricted Stock Awards that are entitled to receive Additional Merger Consideration (or a portion thereof) under Section 1.6(a)(y) or 1.6(b), as applicable. The aggregate Additional Merger Consideration (other than with respect to TCG Restricted Stock Awards converted to the Base Merger Consideration Value that are subject to lapse restrictions), if any, shall be paid by MB as soon as reasonably practicable after the receipt of "Net Proceeds" (as such term is defined in Exhibit D) but in no event later than December 31, 2014. The Additional Merger Consideration payable with respect to TCG Restricted Stock Awards under Section 1.6(b) shall be paid following the vesting thereof. Payments made by MB pursuant to this Section 2.6 shall be subject to any required Tax withholding. The provisions of this Section 2.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each person entitled to Additional Merger Consideration. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 2.6.

        2.7    Withholding Rights.     Each of MB and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Certificates or Book-Entry Shares, and from any cash payments made to holders of TCG Warrants, TCG Stock Options, TCG Restricted Stock Awards, and any other cash payments made pursuant to the terms of this Agreement, such amounts as the Exchange Agent or MB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by MB or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, TCG Warrants, TCG Stock Options, or TCG Restricted Stock Awards, as applicable, in respect of whom such deduction and withholding was made by MB or the Exchange Agent, as the case may be.

        2.8    Payment to Other Persons.     In the event of a transfer of ownership of a Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock (as applicable) that is not registered in the stock transfer records of TCG, the Merger Consideration or TCG Series A Preferred Stock Merger Consideration, as applicable, shall be issued in exchange therefor to a person other than the person in whose name the Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock so surrendered is registered if the Certificate, Book-Entry Shares or TCG Series A Preferred Stock certificate formerly representing such TCG Common Stock, TCG Nonvoting Preferred Stock or TCG Series A Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered holder of the Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock or establish to the reasonable satisfaction of MB or the Exchange Agent that the Tax has been paid or is not applicable.

        2.9    Lost Certificates.     If any Certificate or TCG Series A Preferred Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or TCG Series A Preferred Stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as MB or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or TCG Series A Preferred Stock certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or TCG Series A Preferred Stock certificate the Base Merger Consideration or TCG Series A Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

        2.10    Transfer Books.     At the Effective Time, the stock transfer books of TCG shall be closed, and thereafter shall be no further registration of transfers of shares theretofore outstanding on the records of TCG. If any Certificates, Book-Entry Shares or TCG Series A Preferred Stock certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Base Merger Consideration or TCG Series A Preferred Stock Merger Consideration, as applicable, as provided in Section 1.4.

 ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCG

        Except (a) as disclosed in the disclosure schedule delivered by TCG to MB concurrently herewith (the "TCG Disclosure Schedule"); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the TCG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCG that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (A) any other section of Article III specifically referenced or cross-referenced and (B) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any TCG Reports filed with or furnished to the SEC by TCG since December 31, 2010, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), TCG hereby represents and warrants to MB that the representations and warranties contained in this Article III are true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article III Standard. No representation or warranty of TCG contained in this Article III shall be deemed to be untrue or incorrect, and TCG shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonably expected to have a Material Adverse Effect on TCG, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (the "Article III Standard"). The Article III Standard shall not apply to: (x) the representations and warranties of TCG set forth in Section 3.2(a) (other than the third to last sentence thereof), Section 3.7 and Section 3.8(a), which shall be true and correct after giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (other than, in the case of Section 3.2(a), such failures to be true and correct as are immaterial) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (y) the representations and warranties of TCG set forth in Section 3.1(b) (but only with respect to Cole Taylor Bank), the third to last sentence of Section 3.2(a), Section 3.2(b) (but only with respect to Cole Taylor Bank), Section 3.3(a), Section 3.6(a), Section 3.11(a) and (l), and Section 3.14(a), which shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

        3.1    Corporate Organization.

          (a)   TCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). TCG has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. TCG is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCG. As used in this

  Agreement, the term "Material Adverse Effect" means, with respect to MB, TCG or the Surviving Corporation, as the case may be, (i) a material adverse effect on the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), (ii) claims, demands or causes of action by third parties or Governmental Entities, or fines, penalties or similar assessments by Governmental Entities, pending or threatened, against a party and/or any of its Subsidiaries that, individually or in the aggregate, would warrant the reserve by a party under GAAP, in the case of MB, of an amount in excess of $40.0 million or, in the case of TCG, of an amount in excess of $20.0 million, or (iii) a material adverse effect on the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Certificate of Incorporation of TCG (the "TCG Certificate") and the Bylaws of TCG (the "TCG Bylaws"), as in effect as of the date of this Agreement, have previously been made available by TCG to MB.

          (b)   Each Subsidiary of TCG (a "TCG Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on TCG and (iii) has all requisite corporate power and authority to own or lease its properties and assets as presently owned, operated or leased and to carry on its business as now conducted. Except as set forth on Section 3.1(b) of the TCG Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of TCG to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of TCG that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and, to the knowledge of TCG, no proceedings for the termination of such insurance are pending or threatened. TCG's Annual Report on Form 10-K for the period ended December 31, 2012 includes a true and complete list of all Significant Subsidiaries of TCG, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, as of the date hereof. True and complete copies of the organization and governing documents of each such Significant Subsidiary, as in effect as of the date hereof, have been previously made available by TCG to MB.

        3.2    Capitalization.

          (a)   The authorized capital stock of TCG currently consists of 45,000,000 shares of TCG Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were (i) 30,692,187 shares of TCG Common Stock issued, including 1,357,998 shares of TCG Common Stock held in treasury, and 29,334,189 shares of TCG Common Stock outstanding, including 373,553 shares of TCG Common Stock granted in respect of outstanding TCG Restricted Stock Awards, (ii) 4,000,000 shares of TCG Series A Preferred Stock issued and outstanding, (iii) 78,623 shares of TCG Series B Preferred Stock issued and outstanding, (iv) 1,282,674 shares of TCG Nonvoting Preferred Stock issued and outstanding, (v) 505,479 shares of TCG Common Stock reserved for issuance upon the exercise of outstanding TCG Warrants, (vi) 684,338 shares of TCG Common Stock reserved for issuance upon the exercise of outstanding TCG Stock Options, and (vii) no other shares of capital stock or other voting securities of TCG issued, reserved for issuance or outstanding. All of the issued and outstanding shares of TCG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of TCG may vote. Except for the Trust Preferred Securities and related junior subordinated debentures or as disclosed in the TCG Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of TCG or any of its Subsidiaries are issued or outstanding. Other than TCG Nonvoting Preferred Stock, TCG Warrants and TCG Stock Options outstanding on the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TCG to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. To the knowledge of TCG, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the TCG Common Stock or other equity interests of TCG. Section 3.2(a) of the TCG Disclosure Schedule sets forth a true, correct and complete list of all TCG Warrants, TCG Stock Options and TCG Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such TCG Warrant, TCG Stock Option and TCG Restricted Stock Award, (iii) the grant date of each such TCG Warrant, TCG Stock Option and TCG Restricted Stock Award and (iv) the exercise price for each such TCG Warrant and TCG Stock Option. Other than the TCG Warrants, TCG Stock Options and TCG Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TCG or any of its Subsidiaries) are outstanding. Neither TCG nor any of its Subsidiaries is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

          (b)   Except for the Trust Preferred Securities, TCG owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TCG Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No TCG Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   TCG has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TCG. The Board of Directors of TCG has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TCG and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to TCG's stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TCG Common Stock (the "Requisite TCG Vote") and the adoption and approval of the Bank Merger Agreement by TCG as the sole stockholder of Cole Taylor Bank, no other corporate proceedings on the part of TCG or any TCG Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TCG and (assuming due authorization, execution and delivery by MB) constitutes a valid and binding obligation of TCG, enforceable against TCG in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

          (b)   Neither the execution and delivery of this Agreement by TCG nor the consummation by TCG or any TCG Subsidiary of the transactions contemplated hereby, nor compliance by TCG or any TCG Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the TCG Certificate, the TCG Bylaws, or the organization or governing documents of any TCG Subsidiary (assuming the execution and delivery by MB and TCG of any supplemental indentures or other documents required pursuant to Section 6.15), or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCG, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TCG or any of its Subsidiaries (each a "TCG Default") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TCG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCG.

          (c)   The Board of Directors of Cole Taylor Bank has adopted the Bank Merger Agreement, TCG, as the sole stockholder of Cole Taylor Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Cole Taylor Bank.

        3.4    Consents and Approvals.     Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ Stock Market, LLC, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the "OCC"), the Illinois Department of Financial and Professional Regulation (the "Illinois Banking Regulator"), the

FDIC (if applicable) and any government sponsored entity with respect to any loan program offered by it in which Cole Taylor Bank participates in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of TCG's and MB's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Joint Proxy Statement"), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by MB in connection with the transactions contemplated by this Agreement, to, among other things, register any securities issuable by MB in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act (the "S-4"), and declaration of effectiveness of the S-4, (e) the filing of the MB Charter Amendment with the Maryland Department, (f) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates, and (g) such filings and approvals as are required to be made or obtained under the federal securities laws, or the securities or "Blue Sky" laws of various states in connection with the issuance by MB of any securities pursuant to this Agreement and the approval of the listing of the shares of MB Common Stock and MB Series A Preferred Stock issued in conjunction with the transactions contemplated by this Agreement on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by TCG of this Agreement or (B) the consummation by TCG of the Merger and the consummation by TCG or any TCG Subsidiary of the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, TCG is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

        3.5    Reports.     Except as set forth in Section 3.5 of the TCG Disclosure Schedule, TCG and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010, with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the Illinois Banking Regulator, (f) any foreign regulatory authority and (g) any self-regulatory organization (an "SRO") ((a)—(g), collectively "Regulatory Agencies"), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCG. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TCG and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TCG, investigation into the business or operations of TCG or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TCG or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TCG or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG.

        3.6    Financial Statements.

          (a)   The financial statements of TCG and its Subsidiaries included (or incorporated by reference) in the TCG Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCG and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of TCG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of TCG and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed TCG that it intends to resign) or been dismissed as independent public accountants of TCG as a result of or in connection with any disagreements with TCG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG, neither TCG nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCG included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2013, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   The records, systems, controls, data and information of TCG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on TCG. TCG (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to TCG, including its Subsidiaries, is accumulated and communicated to the chief executive officer and the chief financial officer of TCG by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to TCG's outside auditors and the audit committee of TCG's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TCG's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in TCG's internal controls over financial reporting. These disclosures were made in writing by management to TCG's auditors and audit committee and a copy has previously been made available to MB. There is no reason to believe that TCG's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2010, (i) neither TCG nor any of its Subsidiaries, nor, to the knowledge of TCG, any director, officer, auditor, accountant or representative of TCG or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCG or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TCG or any of its Subsidiaries, whether or not employed by TCG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TCG or any of its officers, directors, employees or agents to the Board of Directors of TCG or any committee thereof or to the knowledge of TCG, to any director or officer of TCG.

        3.7    Broker's Fees.     With the exception of the engagement of Sandler O'Neill & Partners,  L.P. related to the Merger and the other transactions contemplated hereunder and as set forth on Section 3.7 of the TCG Disclosure Schedule, neither TCG nor any TCG Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. TCG has disclosed to MB as of the date hereof the aggregate fees provided for in connection with the engagement by TCG of Sandler O'Neill & Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG.

          (b)   Except as set forth on Section 3.8(b) of the TCG Disclosure Schedule, since December 31, 2012 to the date hereof, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, TCG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

        3.9    Legal Proceedings.

          (a)   Except as set forth on Section 3.9(a) of the TCG Disclosure Schedule or as would not reasonably be expected to result in a Material Adverse Effect on TCG, neither TCG nor any of its Subsidiaries is a party to any, and there are no pending or, to TCG's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCG or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   Except as set forth in Section 3.9(b) of the TCG Disclosure Schedule, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TCG, any of its Subsidiaries or the assets of TCG or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

        3.10    Taxes and Tax Returns.

          (a)   Each of TCG and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither TCG nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of TCG and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of TCG and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither TCG nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of TCG and its Subsidiaries for all years to and including 2008 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither TCG nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of TCG and its Subsidiaries or the assets of TCG and its Subsidiaries. TCG has made available to MB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither TCG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCG and its Subsidiaries). Neither TCG nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TCG) or (ii) has any liability for the Taxes of any person (other than TCG or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither TCG nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither TCG nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has TCG been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

        3.11    Employees.

          (a)   Set forth in Section 3.11(a) of the TCG Disclosure Schedule is a true, correct and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material retention, bonus, employment, termination, severance plans, programs or arrangements or other material contracts or agreements to or with respect to which TCG or any Subsidiary or any trade or business of TCG or any of its Subsidiaries, whether or not incorporated, all of which together with TCG would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "TCG ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TCG or any of its Subsidiaries or any TCG ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TCG or any of its Subsidiaries or any TCG ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "TCG Benefit Plans").

          (b)   TCG has heretofore made available to MB true and complete copies of each of the TCG Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any TCG Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a TCG Benefit Plan, and (iv) the most recently prepared actuarial report for each TCG Benefit Plan (if applicable) for each of the last two (2) years.

          (c)   Each TCG Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither TCG nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any TCG Benefit Plan, and neither TCG nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   TCG has previously made available to MB each TCG Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a "TCG Qualified Plan"). The IRS has issued a favorable determination letter with respect to each TCG Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TCG, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any TCG Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any TCG Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each TCG Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    No TCG Benefit Plan is subject to Title IV or Section 302 of ERISA.

          (g)   None of TCG and its Subsidiaries nor any TCG ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of TCG and its Subsidiaries nor any TCG ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (h)   Except as set forth in Section 3.11(h) of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (i)    All contributions required to be made to any TCG Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TCG Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCG.

          (j)    There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to TCG's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the TCG Benefit Plans, any fiduciaries thereof with respect to their duties to the TCG Benefit Plans or the assets of any of the trusts under any of the TCG Benefit Plans which could reasonably be expected to result in any material liability of TCG or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a TCG Benefit Plan, or any other party.

          (k)   None of TCG and its Subsidiaries nor any TCG ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the TCG Benefit Plans or their related trusts, TCG, any of its Subsidiaries, any TCG ERISA Affiliate or any person that TCG or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l)    Except as set forth in Section 3.11(l) of the TCG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TCG or any of its Subsidiaries (other than a payment, right or benefit that has been waived in writing by such person), or result in any limitation on the right of TCG or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TCG Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TCG or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Except as set forth in Section 3.11(l) of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require TCG or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. Except as set forth in Section 3.11(l) of the TCG Disclosure Schedule, no TCG Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. TCG has made available to MB true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

          (m)  There are no pending or, to TCG's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against TCG or any of its Subsidiaries, or any strikes or other material labor disputes against TCG or any of its Subsidiaries. Neither TCG nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCG or any of its Subsidiaries and, to the knowledge of TCG, there are no organizing efforts by any union or other group seeking to represent any employees of TCG or any of its Subsidiaries.

          (n)   Since December 31, 2012, neither TCG nor any TCG Subsidiary has made (i) an employer contribution to or incurred any obligation to make an employer contribution to the TCG Deferred Compensation Plan dated December 22, 2008, as amended (the "TCG Deferred Compensation Plan"), or (ii) any deposit to the Deferred Compensation Trust other than with respect to employee elective deferrals under the Deferred Compensation Plan.

        3.12    SEC Reports.     As of their respective filing dates, no TCG Report (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. For purposes of this Agreement, "TCG Reports" means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by TCG pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act since December 31, 2009. As of their respective dates, all TCG Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of TCG has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the TCG Reports.

        3.13    Compliance with Applicable Law.     TCG and each of its Subsidiaries holds, and has at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCG, and to the knowledge of TCG no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth in Section 3.13 of the TCG Disclosure Schedule, TCG and each of its Subsidiaries complies, and has complied at all times since December 31, 2010, in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TCG or any of its Subsidiaries, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of

2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Cole Taylor Bank has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of TCG, or its Subsidiaries, or to the knowledge of TCG, any director, officer, employee, agent or other person acting on behalf of TCG or any of its Subsidiaries has, directly or indirectly, (a) used any funds of TCG or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCG or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of TCG or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of TCG or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for TCG or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCG or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        3.14    Certain Contracts.

          (a)   Set forth in Section 3.14(a) of the TCG Disclosure Schedule is a true, correct and complete list of all contracts, arrangements, commitments or understandings (whether written or oral) in effect as of the date hereof to which TCG or any of its Subsidiaries is a party to or bound by (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MB, TCG, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by TCG or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any TCG Benefit Plan) pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by TCG or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, securities sold under agreements to repurchase, and subordinated debentures issued in connection with the Trust Preferred Securities, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $1.0 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCG or its Subsidiaries, (ix) that involves the payment by TCG or any of its Subsidiaries of more than $750,000 per annum or $1,500,000 in the aggregate (other than any such contracts which are terminable by TCG or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than ISDA, master repurchase, mortgage servicing rights purchase and master repurchase contracts entered into in the ordinary course of business, (x) that obligates TCG or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis or (xi) that provides for contractual indemnification to any director, officer or employee. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) is referred to herein as a "TCG Contract."

          (b)   Except as set forth in Section 3.14(b) of the TCG Disclosure Schedule, to the knowledge of TCG, (i) each TCG Contract is valid and binding on TCG or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TCG and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each TCG Contract, (iii) each third-party counterparty to each TCG Contract has performed all material obligations required to be performed by it to date under such TCG Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of TCG or any of its Subsidiaries under any such TCG Contract, and (v) no TCG Default will occur under any TCG Contract by virtue of the consummation of any of the transactions contemplated by this Agreement.

        3.15    Agreements with Regulatory Agencies.     Except as set forth in Section 3.15 of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TCG Disclosure Schedule, a "TCG Regulatory Agreement"), nor has TCG or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TCG Regulatory Agreement.

        3.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TCG, any of its Subsidiaries or for the account of a customer of TCG or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of TCG or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions"), and are in full force and effect. TCG and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to TCG's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TCG, TCG and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of TCG, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TCG or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against TCG or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG. To the knowledge of TCG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG. TCG is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

        3.18    Investment Securities and Commodities.

          (a)   Each of TCG and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TCG or its Subsidiaries. Such securities and commodities are valued on the books of TCG in accordance with GAAP in all material respects.

          (b)   TCG and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that TCG believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, TCG has made available to MB the material terms of such policies, practices and procedures requested by MB in writing.

        3.19    Real Property.     TCG or a TCG Subsidiary (a) has good title to all the real property reflected in the latest audited balance sheet included in the TCG Reports as being owned by TCG or a TCG Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "TCG Owned Properties"), free and clear of all material Liens, except (i) as noted in the latest balance sheet included in the TCG Reports, (ii) statutory Liens securing payments not yet due, (iii) Liens for real property Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and reflected in the TCG Reports, (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TCG Reports (except for leases that have expired by their terms since the date thereof) (the "TCG Leased Properties" and, collectively with the TCG Owned Properties, the "TCG Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to TCG's knowledge, the lessor. There are no pending or, to the knowledge of TCG, threatened condemnation proceedings against the TCG Real Property.

        3.20    Intellectual Property.     TCG and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on TCG: (a) (i) to the knowledge of TCG, the use of any Intellectual Property by TCG and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCG or any TCG Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to TCG or any of its Subsidiaries that TCG or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of TCG, no person is challenging, infringing on or otherwise violating any right of TCG or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TCG or its Subsidiaries, and (c) neither TCG nor any TCG Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TCG or any TCG Subsidiary, and TCG and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCG and its Subsidiaries necessary for the conduct of its business as currently conducted. For purposes of this Agreement, "Intellectual Property" means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        3.21    Related Party Transactions.     Except as set forth in Section 3.21 of the TCG Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions in excess of $50,000, between TCG or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of TCG or any of its Subsidiaries or any person who beneficially owns (calculated in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding TCG Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of TCG) on the other hand, except those of a type available to employees of TCG or its Subsidiaries generally.

        3.22    State Takeover Laws.     The Board of Directors of TCG has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any similar "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes").

        3.23    Reorganization.     Neither TCG nor any of its Subsidiaries has taken any action and TCG is not aware of any fact or circumstance that would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.24    Opinion.     Prior to the execution of this Agreement, TCG has received the oral opinion (to be confirmed in writing) from Sandler O'Neill & Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Base Merger Consideration (assuming there is no Additional Merger Consideration) is fair from a financial point of view to the stockholders of TCG. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.25    TCG Information.     The information relating to TCG and its Subsidiaries that is provided by TCG or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to MB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. For the avoidance of doubt, TCG shall have no responsibility for the truth or accuracy of any information with respect to MB or any of its Subsidiaries contained in the S-4 or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Agency.

        3.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 3.26(a) of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which TCG or any Subsidiary of TCG is a creditor which as of June 30, 2013, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of June 30, 2013, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of TCG or any of its Subsidiaries, or to the knowledge of TCG, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the TCG Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of TCG and its Subsidiaries that, as of June 30, 2013, were classified by TCG as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss," or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of TCG or any of its Subsidiaries that, as of June 30, 2013, was classified as "Other Real Estate Owned" and the book value thereof.

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on TCG, each Loan of TCG and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TCG and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on TCG, each outstanding Loan of TCG and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TCG and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 3.26(d) of the TCG Disclosure Schedule, none of the agreements entered into since December 31, 2008, pursuant to which TCG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by TCG or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of TCG or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither TCG nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        3.27    Insurance.     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on TCG, (a) TCG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCG reasonably has determined to be prudent and consistent with industry practice, and TCG and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCG and its Subsidiaries, TCG or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        3.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by TCG in this Article III, neither TCG nor any other person makes any express or implied representation or warranty with respect to TCG, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCG hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TCG nor any other person makes or has made any representation or warranty to MB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TCG, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by TCG in this Article III, any oral or written information presented to MB or any of its affiliates or representatives in the course of their due diligence investigation of TCG, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   TCG acknowledges and agrees that neither MB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MB

        Except (a) as disclosed in the disclosure schedule delivered by MB to TCG concurrently herewith (the "MB Disclosure Schedule); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the MB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of

Article IV shall be deemed to qualify (A) any other section of Article IV specifically referenced or cross-referenced and (B) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any MB Reports filed with or furnished to the SEC by MB since December 31, 2010 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), MB hereby represents and warrants to TCG that the representations and warranties contained in this Article IV are true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article IV Standard. No representation or warranty of MB contained in this Article IV shall be deemed to be untrue or incorrect, and MB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonably expected to have a Material Adverse Effect on MB, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (the "Article IV Standard" "). The Article IV Standard shall not apply to: (x) the representations and warranties of MB set forth in Section 4.2(a), Section 4.7 and Section 4.8(a), which shall be true and correct after giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (other than, in the case of Section 4.2(a), such failures to be true and correct as are immaterial) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (y) the representations and warranties of MB set forth in Section 4.1(b) (but only with respect to MB Bank), Section 4.2(b) (but only with respect to MB Bank), Section 4.3(a), Section 4.6(a) and Section 4.14(a), which shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

        4.1    Corporate Organization.

          (a)   MB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. MB has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MB. True and complete copies of the MB Articles and Bylaws of MB (the "MB Bylaws"), as in effect as of the date of this Agreement, have previously been made available by MB to TCG.

          (b)   Each Subsidiary of MB (an "MB Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on MB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets as presently owned, operated or leased and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of MB to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of MB that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and to the knowledge of MB, no proceedings for the termination of such insurance are pending or threatened. MB's Annual Report on Form 10-K for the year ended December 31, 2012 includes a true and complete list of all Significant Subsidiaries of MB, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, as of the date hereof. True and complete copies of the organization and governing documents of each such Significant Subsidiary, as in effect as of the date hereof, have been previously made available by MB to TCG.

        4.2    Capitalization.

          (a)   The authorized capital stock of MB currently consists of 70,000,000 shares of MB Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share ("MB Preferred Stock"), of which no shares of preferred stock are issued or outstanding (provided, that, pursuant to the MB Charter Amendment, the authorized shares of MB capital stock will be increased to 100,000,000 shares of MB Common Stock and 10,000,000 shares of MB Preferred Stock at the Effective Time). As of June 30, 2013, there were (i) 55,022,609 shares of MB Common Stock issued, including 182,831 shares of MB Common Stock held in treasury, and 54,839,778 shares of MB Common Stock outstanding, including 552,460 shares of MB Common Stock granted in respect of outstanding awards of restricted MB Common Stock under a MB Stock Plan (an "MB Restricted Stock Award"), and excluding 65,333 shares of MB Common Stock which may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, assuming performance is at target and excluding 28,485 restricted stock units which have not been issued, (ii) 2,595,992 shares of MB Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of MB Common Stock granted under a MB Stock Plan ("MB Stock Options"), (iii) 2,244,042 shares of MB Common Stock reserved for issuance pursuant to future grants under the MB Stock Plans, and (iv) no other shares of capital stock or other voting securities of MB issued, reserved for issuance or outstanding. As used herein, the "MB Stock Plans" shall mean all employee and director equity incentive plans of MB in effect as of the date of this Agreement, true and complete copies of which have been previously made available by MB to TCG. All of the issued and outstanding shares of MB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of MB may vote. Except as set forth in its most recent Annual Report on Form 10-K, as of the date of this Agreement, no trust preferred or subordinated debt securities of MB or any of its Subsidiaries are issued or outstanding. Other than MB Stock Options outstanding on the date of this Agreement, MB Restricted Stock Awards not included above as outstanding MB Common Stock and issuance of shares of MB Common Stock pursuant to MB's dividend reinvestment and stock purchase plan, as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MB to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. To the knowledge of MB, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the MB Common Stock or other equity interests of MB. Neither MB nor any MB Subsidiary is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

          (b)   Except for the trust preferred securities issued by an MB issuer Subsidiary and minority interests in Cedar Hill Associates, LLC, MB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No MB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.3    Authority; No Violation.

          (a)   MB has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of MB. The Board of Directors of MB has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of MB and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to MB's stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MB Common Stock (the "Requisite MB Vote") and the adoption and approval of the Bank Merger Agreement by MB as the sole stockholder of MB Bank, no other corporate proceedings on the part of MB or any MB Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Charter Amendment has been duly and validly authorized by all necessary corporate action, including the valid authorization and adoption of a resolution by MB's Board of Directors, not to be withdrawn unless this Agreement is terminated in accordance with its terms, subject to the approval of this Agreement by the holders of MB Common Stock. This Agreement has been duly and validly executed and delivered by MB and (assuming due authorization, execution and delivery by TCG) constitutes a valid and binding obligation of MB, enforceable against MB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The MB Common Stock and MB Series A Preferred Stock to be issued in the Merger (including shares with respect to outstanding TCG Restricted Stock Awards), as the case may be, have been (or will be) validly authorized (subject to the approval of this Agreement by the holders of MB Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of MB will have any preemptive right or similar rights in respect thereof.

          (b)   Neither the execution and delivery of this Agreement by MB, nor the consummation by MB or any of its Subsidiaries of the transactions contemplated hereby, nor compliance by MB or any MB Subsidiary with any of the terms or provisions hereof, will (i) subject to the MB Charter Amendment, violate any provision of the MB Articles or MB Bylaws, or the organization or governing documents of any MB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MB, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on MB.

          (c)   The Board of Directors of MB Bank has adopted the Bank Merger Agreement, MB, as the sole stockholder of MB Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by MB Bank.

        4.4    Consents and Approvals.     Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by MB of this Agreement or (ii) the consummation by MB of the Merger and the consummation by MB or any MB Subsidiary of the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, MB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

        4.5    Reports.     MB and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of MB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MB, investigation into the business or operations of MB or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MB or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of MB or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB.

        4.6    Financial Statements.

          (a)   The financial statements of MB and its Subsidiaries included (or incorporated by reference) in the MB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of MB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of MB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. McGladrey LLP has not resigned (or informed MB that it intends to resign) or been dismissed as independent public accountants of MB as a result of or in connection with any disagreements with MB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB, neither MB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2013, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   The records, systems, controls, data and information of MB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MB. MB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MB, including its Subsidiaries, is accumulated and communicated to the chief executive officer and the chief financial officer of MB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to MB's outside auditors and the audit committee of MB's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MB's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MB's internal controls over financial reporting. These disclosures were made in writing by management to MB's auditors and audit committee and a copy has previously been made available to TCG. There is no reason to believe that MB's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2010, (i) neither MB nor any of its Subsidiaries, nor, to the knowledge of MB, any director, officer, auditor, accountant or representative of MB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MB or any of its Subsidiaries, whether or not employed by MB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MB or any of its officers, directors, employees or agents to the Board of Directors of MB or any committee thereof or to the knowledge of MB, to any director or officer of MB.

        4.7    Broker's Fees.     With the exception of the engagement of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder, neither MB nor any MB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. MB has disclosed to TCG as of the date hereof the aggregate fees provided for in connection with the engagement by MB of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB.

          (b)   Since December 31, 2012 to the date hereof, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, MB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

        4.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to result in a Material Adverse Effect on MB, neither MB nor any of its Subsidiaries is a party to any, and there are no pending or, to MB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon MB, any of its Subsidiaries or the assets of MB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to MB or any of its affiliates).

        4.10    Taxes and Tax Returns.     Each of MB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither MB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of MB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of MB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither MB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of MB and its Subsidiaries for all years to and including 2009 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither MB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of MB and its Subsidiaries or the assets of MB and its Subsidiaries. MB has made available to TCG true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither MB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MB and its Subsidiaries). Neither MB nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MB) or (b) has any liability for the Taxes of any person (other than MB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither MB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither MB nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has MB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        4.11    Employees.

          (a)   For purposes of this Agreement, "MB Benefit Plans" means all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material retention, bonus, employment, termination, severance plans, programs or arrangements or other material contracts or agreements to or with respect to which MB or any MB Subsidiary or any trade or business of MB or any of its Subsidiaries, whether or not incorporated, all of which together with MB would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "MB ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by MB or any of its Subsidiaries or any MB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of MB or any of its Subsidiaries or any MB ERISA Affiliate.

          (b)   Each MB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither MB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any MB Benefit Plan, and neither MB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (c)   With respect to each MB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each an "MB Qualified Plan"), the IRS has issued a favorable determination letter with respect to such MB Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of MB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any MB Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any MB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (d)   Each MB Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (e)   No MB Benefit Plan is subject to Title IV or Section 302 of ERISA.

          (f)    None of MB and its Subsidiaries nor any MB ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of MB and its Subsidiaries nor any MB ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (g)   Except as set forth in Section 4.11(g) of the MB Disclosure Schedule, neither MB nor any of its Subsidiaries sponsors, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All contributions required to be made to any MB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MB.

          (i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to MB's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the MB Benefit Plans, any fiduciaries thereof with respect to their duties to the MB Benefit Plans or the assets of any of the trusts under any of the MB Benefit Plans which could reasonably be expected to result in any material liability of MB or any of its Subsidiaries to any Governmental Entity any Multiemployer Plan, a Multiple Employer Plan, any participant in a MB Benefit Plan, or any other party.

          (j)    None of MB and its Subsidiaries nor any MB ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the MB Benefit Plans or their related trusts, MB, any of its Subsidiaries, any MB ERISA Affiliate or any person that MB or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of MB or any of its Subsidiaries (other than a payment, right or benefit that has been waived in writing by such person), or result in any limitation on the right of MB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MB Benefit Plan or related trust.

          (l)    There are no pending or, to MB's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against MB or any of its Subsidiaries, or any strikes or other material labor disputes against MB or any of its Subsidiaries. Except as listed in Section 4.14(a) of the MB Disclosure Schedule, neither MB nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MB or any of its Subsidiaries and, to the knowledge of MB, there are no organizing efforts by any union or other group seeking to represent any employees of MB or any of its Subsidiaries.

        4.12    SEC Reports.     As of their respective filing dates, no MB Report (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. For purposes of this Agreement, "MB Reports" means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by MB pursuant to the Securities Act or the Exchange Act since December 31, 2009. As of their respective dates, all MB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of MB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the MB Reports.

        4.13    Compliance with Applicable Law.     MB and each of its Subsidiaries holds, and has at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MB, and to the knowledge of MB no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. MB and each of its Subsidiaries complies, and has complied at all times since December 31, 2010, in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MB or any of its Subsidiaries, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each MB Subsidiary that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of MB, or its Subsidiaries, or to the knowledge of MB, any director, officer, employee, agent or other person acting on behalf of MB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of MB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of MB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of MB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for MB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        4.14    Certain Contracts.

          (a)   Set forth in Section 4.14(a) of the MB Disclosure Schedule is a true, correct and complete list of all contracts, arrangements, commitments or understandings (whether written or oral) in effect as of the date hereof to which MB or any of its Subsidiaries is a party to or bound by (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MB, or any of its Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the MB Reports, (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by MB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any MB Benefit Plan) pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of MB or its Subsidiaries or (viii) that obligates MB or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a "MB Contract."

          (b)   To the knowledge of MB, (i) each MB Contract is valid and binding on MB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MB and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each MB Contract, (iii) each third-party counterparty to each MB Contract has performed all material obligations required to be performed by it to date under such MB Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MB or any of its Subsidiaries under any such MB Contract.

        4.15    Agreements with Regulatory Agencies.     Neither MB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, an "MB Regulatory Agreement"), nor has MB or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such MB Regulatory Agreement.

        4.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MB, any of its Subsidiaries or for the account of a customer of MB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. MB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        4.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MB, MB and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of MB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against MB or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB. To the knowledge of MB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB. MB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

        4.18    Investment Securities and Commodities.

          (a)   Each of MB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MB or its Subsidiaries. Such securities and commodities are valued on the books of MB in accordance with GAAP in all material respects.

          (b)   MB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that MB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, MB has made available to TCG the material terms of such policies, practices and procedures requested by TCG in writing.

        4.19    Real Property.     MB or a MB Subsidiary (a) has good title to all the real property reflected in the latest audited balance sheet included in the MB Reports as being owned by MB or a MB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "MB Owned Properties"), free and clear of all material Liens, except for Permitted Encumbrances (substituting for purposes hereof MB Reports for TCG Reports), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MB Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "MB Leased Properties" and, collectively with the MB Owned Properties, the "MB Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances (substituting for purposes hereof MB Reports for TCG Reports), and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MB's knowledge, the lessor. There are no pending or, to the knowledge of MB, threatened condemnation proceedings against the MB Real Property.

        4.20    Intellectual Property.     MB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on MB: (a) (i) to the knowledge of MB, the use of any Intellectual Property by MB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which MB or any MB Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to MB or any of its Subsidiaries that MB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of MB, no person is challenging, infringing on or otherwise violating any right of MB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MB or its Subsidiaries, and (c) neither MB nor any MB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MB or any MB Subsidiary, and MB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MB and its Subsidiaries necessary for the conduct of its business as currently conducted.

        4.21    Related Party Transactions.     There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MB or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of MB or any of its Subsidiaries or any person who beneficially owns (calculated in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MB Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of MB), on the other hand, except those of a type available to employees of MB or its Subsidiaries generally.

        4.22    State Takeover Laws.     The Board of Directors of MB has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Sections 3-601 through 3-605 of the MGCL and any other Takeover Statutes.

        4.23    Reorganization.     Neither MB nor any of its Subsidiaries has taken any action and MB is not aware of any fact or circumstance that would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.24    Reserved.

        4.25    MB Information.     The information relating to MB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to MB and its Subsidiaries that is provided by MB or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to TCG or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to TCG or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. For the avoidance of doubt, MB shall have no responsibility for the truth or accuracy of any information with respect to TCG or any of its Subsidiaries contained in the S-4 or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Agency.

        4.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 4.26(a) of the MB Disclosure Schedule or Loans covered under loss share agreements with the FDIC, as receiver, or Loans purchased from the FDIC, neither MB nor any of its Subsidiaries is a party to (i) any written or oral Loan in which MB or any Subsidiary of MB is a creditor which as of June 30, 2013, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2013, over ninety (90) days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater stockholder of MB or any of its Subsidiaries, or to the knowledge of MB, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the MB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of MB and its Subsidiaries that, as of June 30, 2013, were classified by MB as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss," or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of MB or any of its Subsidiaries that, as of June 30, 2013, was classified as "Other Real Estate Owned" and the book value thereof (other than those covered under loss share agreements with the FDIC, as receiver, or purchased from the FDIC).

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on MB, each Loan of MB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on MB, each outstanding Loan of MB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 4.26(d) of the MB Disclosure Schedule, none of the agreements pursuant to which MB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by MB or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither MB nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        4.27    Insurance.     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on MB, (a) MB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MB reasonably has determined to be prudent and consistent with industry practice, and MB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of MB and its Subsidiaries, MB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        4.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by MB in this Article IV, neither MB nor any other person makes any express or implied representation or warranty with respect to MB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither MB nor any other person makes or has made any representation or warranty to TCG or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MB, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by MB in this Article IV, any oral or written information presented to TCG or any of its affiliates or representatives in the course of their due diligence investigation of MB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   MB acknowledges and agrees that neither TCG nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TCG Disclosure Schedule or the MB Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each of MB and TCG shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course of business in all material respects, provided, nothing in this subpart (a) shall preclude MB or any of its Subsidiaries from making any acquisition or purchase that does not constitute an Acquisition Proposal so long as such action does not violate subpart (c) hereof, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either MB or TCG to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby prior to the Termination Date and (d) in the case of TCG, migrate loan servicing and administration in-house in a methodical and prudent manner that is reasonably acceptable to MB.

        5.2    TCG Forbearances.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the TCG Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, TCG shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MB (such consent not to be unreasonably withheld):

          (a)   other than short term borrowings in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of TCG or any of its wholly-owned Subsidiaries to TCG or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (b)   (i) adjust, split, combine or reclassify any capital stock other than to provide for the adequate capitalization of any TCG Subsidiaries;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the TCG Subsidiaries to TCG or another TCG wholly-owned Subsidiary, (B) dividends paid on the TCG Series A Preferred Stock or TCG Series B Preferred Stock or by any of the TCG Subsidiaries to TCG or another TCG wholly-owned Subsidiary, (C) regular distributions on the Trust Preferred Securities, (D) the acceptance of shares of TCG Common Stock as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements or (E) any repurchase or redemption, in whole or in part, of TCG Series B Preferred Stock without the payment of any premium or penalty);

            (iii)  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except with respect to the exercise of stock options or warrants or the settlement of equity compensation awards outstanding as of the date hereof, in each case in accordance with their terms or as otherwise permitted by this Agreement or the issuance of ownership interests in TCG Mortgage LLC to Cole Taylor Bank and any transfer and disposition thereof;

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in excess of $1.0 million to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d)   except for any transactions in the normal and usual operation of its business in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement or permitted by this Agreement, make any acquisition or investment in excess of $1.0 million either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity by asset purchase, merger or otherwise;

          (e)   terminate (except as a result of the passage of time in accordance with its terms), materially amend, renew, extend, or waive any material provision of, any TCG Contract or lease providing for payments during its term in excess of $1.0 million, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a TCG Contract, if it were in effect on the date of this Agreement, except as set forth on Section 5.2(e) of the TCG Disclosure Schedule;

          (f)    except as required under applicable law or the terms of any TCG Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any TCG Benefit Plan, (ii) amend (whether in writing or through the interpretation of) any TCG Benefit Plan, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses, incentive compensation, or deferred compensation except incentive compensation for calendar year 2013 as set forth in Section 5.2(f) of the TCG Disclosure Schedule payable in calendar year 2014 consistent with past practice, provided that TCG shall be permitted to continue to pay commissions, and other similar payments, whether payable on a transactional, monthly, quarterly or other periodic basis, consistent with past practices, pursuant to TCG Benefit Plans existing as of the date hereof, (v) grant or accelerate the vesting of any equity-based awards or other compensation, or (vi) fund any rabbi trust or similar arrangement;

          (g)   settle any material claim, suit, action or proceeding, except any settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

          (h)   take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (i)    amend the TCG Certificate, the TCG Bylaws or the comparable organization or governing documents of any TCG Subsidiary;

          (j)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise (except as a result of maturities, redemptions or repurchases of investments and the reinvestment of the proceeds resulting therefrom in accordance with TCG's investment policy), or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;

          (k)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

          (m)  enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

          (n)   (i) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or Loans or (B) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency; or (ii) acquire or sell any servicing rights, except the acquisition of mortgage servicing rights in the ordinary course of business consistent with past practices, provided in no event shall the mortgage services rights of TCG and its Subsidiaries at any time exceed $200 million for financial reporting purposes;

          (o)   without previously providing MB (through MB's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by MB) the loan write-up of the loan committee, in the ordinary course of business at the same time distributed internally before loan approval, approve any Loan or issue a commitment (or renew or extend an existing commitment) that requires approval by the loan committee or the Board of Directors of TCG Bank; provided, that MB shall hold all information furnished by TCG or any of TCG's Subsidiaries or representatives pursuant to this Section 5.2(o) in confidence in accordance with the provisions of the confidentiality agreement, dated June 15, 2013, between MB and TCG (the "Confidentiality Agreement");

          (p)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries (other than as currently contemplated with respect to the mortgage division of Cole Taylor Bank, the asset-based lending division of Cole Taylor Bank or the equipment financing subsidiary of Cole Taylor Bank);

          (q)   except for emergency repairs and replacements or as a result of events of casualty, make any capital expenditures other than capital expenditures in the ordinary course of business in amounts not exceeding $400,000 individually or $1,000,000 in the aggregate; or

          (r)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

        For purposes of this Section 5.2, MB's consent shall be deemed to have been given if TCG has made a written request for permission to take any action otherwise prohibited by Section 5.2 and has provided MB with information sufficient for MB to make an informed decision with respect to such request, and MB has failed to respond to such request within two (2) business days after MB's receipt of such request.

        Nothing in this Section 5.2 shall preclude TCG or any of its Subsidiaries from taking actions that are specifically contemplated under Exhibit D to this Agreement.

        5.3    MB Forbearances.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law, MB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TCG (such consent not to be unreasonably withheld):

          (a)   (i) adjust, split, combine or reclassify any capital stock; or

             (ii)  make, declare or pay any dividend, or make any other distribution on, its capital stock (except (A) regular quarterly dividends on MB Common Stock not to exceed $0.15 per share, (B) dividends paid by any of the MB Subsidiaries to MB or another wholly-owned MB Subsidiary, or (C) regular distributions on MB's outstanding trust preferred securities;

          (b)   take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (c)   except for the MB Charter Amendment, amend the MB Articles, the MB Bylaws or the comparable organization or governing documents of any MB Subsidiary;

          (d)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (e)   take any action that would reasonably be likely to materially delay the effectiveness of the S-4;

          (f)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP; or

          (g)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

        For purposes of this Section 5.3, TCG's consent shall be deemed to have been given if MB has made a written request for permission to take any action otherwise prohibited by Section 5.3 and has provided TCG with information sufficient for TCG to make an informed decision with respect to such request, and TCG has failed to respond to such request within two (2) business days after TCG's receipt of such request.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   MB and TCG shall promptly prepare and use reasonable best efforts to file with the SEC the Joint Proxy Statement and MB shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of MB and TCG shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby, and MB and TCG shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders as promptly as practicable after the S-4 is declared effective. MB shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and TCG shall furnish all information concerning TCG and the holders of TCG Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger (collectively the "Bank Regulatory Applications")), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. MB and TCG shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCG or MB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity and customary in connection with transactions similar to those contemplated by this Agreement, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing contained herein shall be deemed to require MB or TCG to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on, or materially and adversely affect the economic benefits to be realized by, the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a "Materially Burdensome Regulatory Condition").

          (c)   MB and TCG shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of MB, TCG or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

          (d)   MB and TCG shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws, each of MB and TCG, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time or earlier termination of this Agreement, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of MB and TCG shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws which is generally not available on the SEC's EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither MB nor TCG nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MB's or TCG's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each of MB and TCG shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.3    Stockholders' Approvals.     Each of MB and TCG shall call a meeting of its stockholders (the "MB Meeting" and the "TCG Meeting," respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of (a) obtaining the Requisite MB Vote and the Requisite TCG Vote required in connection with this Agreement and the Merger, (b) conducting, in the case of the TCG Meeting, a non-binding, advisory stockholder vote with respect to executive compensation as required by Rule 14a-21(c) under the Exchange Act and (c) in the case of the MB Meeting, if so determined by MB, the requisite approval of the stockholders of MB with respect to an amendment to the MB Second Amended and Restated Omnibus Incentive Plan to increase the number of shares of MB Common Stock authorized for grant and the individual award limitations under such plan (the "MB Stock Plan Amendment"), and, if so desired and mutually agreed, to consider such other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of MB and TCG shall use its reasonable best efforts to obtain from the stockholders of MB and TCG, as the case may be, the Requisite MB Vote, and, if applicable, the requisite approval of the stockholders of MB with respect to the MB Stock Plan Amendment, in the case of MB, and the Requisite TCG Vote, in the case of TCG, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and/or approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of TCG or MB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, such Board of Directors may submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (x) it gives the other party at least three (3) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (y) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. MB or TCG shall adjourn or postpone the MB Meeting or the TCG Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of MB Common Stock or TCG Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TCG or MB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCG Vote or the Requisite MB Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the MB Meeting and TCG Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of MB and TCG at the MB Meeting and the TCG Meeting, respectively, for the purpose of voting on the adoption and/or approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either MB or TCG of such obligation.

        6.4    Legal Conditions to Merger.     Subject in all respects to Section 6.1, each of MB and TCG shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TCG or MB or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing.     MB shall cause the shares of common and preferred capital stock of MB to be issued in conjunction with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

        6.6    Employee and Related Matters.

          (a)   Following the Effective Time, MB shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of TCG and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits that are made available on a uniform and non-discriminatory basis to similarly situated employees of MB or its Subsidiaries (other than TCG and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of MB or its Subsidiaries; and (ii) until such time as MB shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of MB or its Subsidiaries (other than TCG and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans of TCG or its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the MB Benefit Plans may commence at different times with respect to each MB Benefit Plan). To the extent that a Covered Employee becomes eligible to participate in a MB Benefit Plan, MB shall cause such MB Benefit Plan to recognize years of prior service from the date of the most recent hire of such Covered Employee with TCG or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Closing Date under a comparable TCG Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service.

          (b)   MB shall, or shall cause an MB Subsidiary to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

          (c)   At the Effective Time, MB shall, or shall cause a MB Subsidiary to, honor the obligations of TCG and/or Cole Taylor Bank under (i) the Executive Employment Agreement, dated September 4, 2001 with Bruce W. Taylor, and (ii) (A) the TCG Senior Officer Change in Control Severance Plan, as amended and restated effective December 31, 2008 (the "TCG Senior Officer Plan"), including the Consolidated Amendment Agreements with respect to each participant in the TCG Senior Officer Plan, which agreements are substantially similar to the Consolidated Amendment Agreement with Lawrence Ryan dated June 19, 2009, (B) the TCG and Cole Taylor Bank Executive Severance Plan, as amended and restated effective January 1, 2010, and (C) the TCG and Cole Taylor Bank Base Severance Plan, as amended and restated effective January 1, 2010, provided that MB shall maintain, for at least one year following the Effective Time, the TCG and Cole Taylor Bank Executive Severance Plan and the TCG and Cole Taylor Bank Base Severance Plan or plans in lieu thereof providing substantially similar or better benefits to any Covered Employee whose employment is terminated during the one year following the Effective Time.

          (d)   Simultaneously with the execution of this Agreement, MB and Mark A. Hoppe have entered into an employment agreement, in the form attached hereto as Exhibit E, (the "Hoppe New Employment Agreement"), which shall become effective at the Effective Time if Mark A. Hoppe is employed by TCG immediately prior to the Effective Time. The Hoppe New Employment Agreement shall replace and supercede the Executive Employment Agreement between TCG, Cole Taylor Bank, and Mark A. Hoppe dated as of January 30, 2008, as amended by a First Amendments to Executive Employment Agreement effective September 2, 2008 and November 21, 2008, respectively (the "Hoppe Existing Employment Agreement").

          (e)   Prior to the Closing Date, TCG shall, and to the extent necessary or appropriate shall cause its Subsidiaries to, take all necessary action to freeze the TCG Deferred Compensation Plan as of the Effective Time. Subject to the foregoing, MB shall at the Effective Time assume and honor the obligations of TCG under the TCG Deferred Compensation Plan and the Trust under the TCG Deferred Compensation Plan (the "Deferred Compensation Trust").

          (f)    After the date of this Agreement, neither TCG nor any TCG Subsidiary shall make any payments or incur any obligations under the Management Services Agreement, dated as of January 7, 2013, by and between TCG and Financial Investments Corporation (the "Management Services Agreement") other than for services actually rendered or as otherwise required pursuant to its terms prior to the Effective Time. TCG shall also cause the Management Services Agreement to be terminated on or prior to the Closing Date without penalty, premium or any other obligation thereunder on the part of TCG or any TCG Subsidiary, except for services actually performed thereunder prior to termination.

          (g)   TCG shall have sole and complete discretion to amend any TCG Benefit Plan to the extent necessary to make the bonus, incentive compensation and deferred compensation payments contemplated by Section 5.2(f)(iv) of this Agreement.

          (h)   Prior to the Closing Date, TCG shall be permitted, with the prior written approval of MB which shall not be unreasonably withheld, to treat an employee whose employment is terminated not for cause prior to the Effective Time as having been terminated immediately following the Effective Time for purposes of determining the rights and benefits of such employee under the

  TCG Stock Plan and TCG Senior Officer Plan. TCG shall be permitted, to the extent it deems necessary, to amend the TCG Stock Plan and the TCG Senior Officer Plan to accomplish the foregoing.

          (i)    This Section 6.6 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any TCG Benefit Plan or any MB Benefit Plan, (ii) alter or limit the ability of MB or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the TCG Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (iii) confer upon any current or former employee or other service provider of TCG or its Subsidiaries, any right to employment or continued employment or continued service with MB or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (iv) permit any payment to be made to an employee or service provider of TCG or any TCG Subsidiary that requires prior approval or non-objection from a Regulatory Agency without obtaining such prior approval or non-objection or (v) alter or limit the ability of MB or any of its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any of the MB Benefit Plans.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, each of MB and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of TCG and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "TCG Indemnified Parties"), and any person who becomes a TCG Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of TCG or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by TCG pursuant to the TCG Certificate, the TCG Bylaws, the organization or governing documents of any Subsidiary of TCG or any other agreement in effect on the date of this Agreement; and MB and the Surviving Corporation shall also advance expenses as incurred by such TCG Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by TCG pursuant to the TCG Certificate, TCG's Bylaws, the organization or governing documents of any Subsidiary of TCG or any other agreement in effect on the date of this Agreement; provided, that the TCG Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such TCG Indemnified Party is not entitled to indemnification.

          (b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by TCG (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by TCG for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap for a period of six (6) years following the Effective Time. In lieu of the foregoing, MB, or TCG with the consent of MB, may obtain at or prior to the Effective Time a six-year "tail" prepaid policy under TCG's existing directors and officers insurance policy providing single limit (not annual) coverage equivalent to the aggregate coverage described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed in the aggregate 400% (or such higher percentage approved by MB in writing) of the current annual premium paid as of the date hereof by TCG for such insurance.

          (c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TCG Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of MB, on the one hand, and a Subsidiary of TCG, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by MB.

        6.9    Advice of Changes.     MB and TCG shall each promptly advise the other party of any change or event known to it (a) that has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

        6.10    Corporate Governance.     On or prior to the Closing Date, the Board of Directors of MB shall take all necessary corporate action to cause the TCG Designated Directors to become directors of the Surviving Corporation as provided in Section 1.9.

        6.11    Acquisition Proposals.

          (a)   Each party agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, in the event either party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within seventy-two (72) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement or as set forth on Section 6.11(a) of the TCG Disclosure Schedule, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of more than the Specified Percentage of the consolidated assets of a party and its Subsidiaries or more than the Specified Percentage of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than the Specified Percentage of the consolidated assets of the party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than the Specified Percentage of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than the Specified Percentage of the consolidated assets of the party, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than the Specified Percentage of the consolidated assets of the party. For purposes hereof, "Specified Percentage" means 24.9% in the case of TCG and 49.9% in the case of MB.

          (b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other applicable disclosure legal requirements or the rules applicable to issuers with securities listed on the NASDAQ with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

        6.12    Public Announcements.     TCG and MB shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        6.13    Change of Method.     TCG and MB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of TCG and MB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change, in any way, the type or amount of the Merger Consideration, (b) adversely affect the Tax treatment of TCG's stockholders pursuant to this Agreement, (c) adversely affect the Tax treatment of TCG or MB pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

        6.14    Takeover Statutes.     None of TCG, MB or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.15    Trust Preferred Securities.     Upon the Effective Time, MB shall assume the due and punctual performance and observance of the covenants to be performed by TCG under (i) the Indenture dated as of October 21, 2002, between TCG and Bank of America, N.A. (as successor to LaSalle Bank National Association), as Indenture Trustee, and (ii) the Indenture dated as of June 17, 2004, between TCG and Wilmington Trust Company, as Trustee, relating to the Preferred Securities issued by TAYC Capital Trust I and the Capital Securities issued by TAYC Capital Trust II, respectively (each, as defined in the applicable indenture, and collectively, the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, MB and TCG shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

        6.16    Exemption from Liability Under Section 16(b).     TCG and MB agree that, in order to most effectively compensate and retain TCG Insiders, both prior to and after the Effective Time, it is desirable that TCG Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TCG Common Stock and TCG Nonvoting Preferred Stock into shares of MB Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.16. Assuming TCG delivers to MB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of TCG subject to the reporting requirements of Section 16(a) of the Exchange Act (the "TCG Insiders"), the Board of Directors of MB and of TCG, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of TCG Common Stock, TCG Series A Preferred Stock, TCG Series B Preferred Stock, TCG Nonvoting Preferred Stock, TCG Warrants, TCG Stock Options and TCG Restricted Stock Awards by the TCG Insiders, and any acquisitions of MB Common Stock, MB Series A Preferred Stock or the stock issued pursuant to Section 1.5 by any TCG Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

        6.17    Redemption of TCG Series B Preferred Stock.     Subject to the receipt of any necessary regulatory approvals, TCG shall use commercially reasonable efforts to repurchase or redeem the outstanding shares of TCG Series B Preferred Stock prior to February 15, 2014, which is the date that the dividend rate on such securities increases from the rate in effect on the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been approved or adopted by the stockholders of MB by the Requisite MB Vote and by the stockholders of TCG by the Requisite TCG Vote.

          (b)    NASDAQ Listing.    The shares of common and preferred capital stock of MB to be issued in conjunction with the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Regulatory Approvals.    (i) All regulatory authorizations, consents, orders or approvals from (A) the Federal Reserve Board, the OCC and the Illinois Banking Regulator and (B) any other approvals set forth in Section 3.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

          (d)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligations of MB.     The obligation of MB to effect the Merger is also subject to the satisfaction, or waiver by MB, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of TCG set forth in Article III shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article III Standard or the last sentence of the introductory paragraph of Article III, whichever is applicable. MB shall have received a certificate signed on behalf of TCG by the Chief Executive Officer and the Chief Financial Officer of TCG to the foregoing effect.

          (b)    Performance of Obligations of TCG.    TCG shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MB shall have received a certificate signed on behalf of TCG by the Chief Executive Officer and the Chief Financial Officer of TCG to such effect.

          (c)    Federal Tax Opinion.    MB shall have received the opinion of Silver, Freedman & Taff, L.L.P., in form and substance reasonably satisfactory to MB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of MB and TCG, reasonably satisfactory in form and substance to such counsel.

          (d)    Dissenting Shares.    Dissenting Shares shall be less than nine percent (9%) of the total number of outstanding shares of TCG Common Stock and TCG Nonvoting Preferred Stock.

        7.3    Conditions to Obligations of TCG.     The obligation of TCG to effect the Merger is also subject to the satisfaction or waiver by TCG at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of MB set forth in Article IV shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article IV Standard or the last sentence of the introductory paragraph of Article IV, whichever is applicable. TCG shall have received a certificate signed on behalf of MB by the Chief Executive Officer and the Chief Financial Officer of MB to the foregoing effect.

          (b)    Performance of Obligations of MB.    MB shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TCG shall have received a certificate signed on behalf of MB by the Chief Executive Officer and the Chief Financial Officer of MB to such effect.

          (c)    Federal Tax Opinion.    TCG shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg, LLP, in form and substance reasonably satisfactory to TCG, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of MB and TCG, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval or adoption of this Agreement by the stockholders of MB or TCG:

          (a)   by mutual consent of MB and TCG in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)   by either MB or TCG if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either MB or TCG (i) if the Merger shall not have been consummated on or before June 30, 2014 (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, (ii) the TCG Meeting (including any adjournments or postponement thereof) shall have concluded and the Requisite TCG Vote shall not have been obtained, or (iii) the MB Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite MB Vote shall not have been obtained;

          (d)   by either MB or TCG (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of TCG, in the case of a termination by MB, or MB, in the case of a termination by TCG, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by MB, or Section 7.3, in the case of a termination by TCG, and which is not cured within forty-five (45) days following written notice to TCG, in the case of a termination by MB, or to MB, in the case of a termination by TCG, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

          (e)   by TCG, (i) if the Board of Directors of MB shall have failed to recommend in the Joint Proxy Statement that the stockholders of MB approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to TCG, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after TCG requests in writing that such action be taken, or (ii) if MB shall have breached its obligations under Section 6.3 or 6.11 in any material respect;

          (f)    by MB, (i) if the Board of Directors of TCG shall have failed to recommend in the Joint Proxy Statement that the stockholders of TCG adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to MB, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after MB requests in writing that such action be taken, (ii) if the Board of Directors of TCG shall have (A) recommended or endorsed an Acquisition Proposal or (B) failed to issue a press release announcing its opposition to a publicly announced Acquisition Proposal within five (5) business days after written request from MB to do so, or (iii) if TCG shall have breached its obligations under Section 6.3 or 6.11 in any material respect; or

          (g)   by TCG if TCG receives a Superior Proposal; provided, however, TCG shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) unless (i) it has not breached Section 6.3 or 6.11 in any material respect, (ii) subsequent to delivering such notice of termination, it intends to enter into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, and (iii) it has provided MB at least five (5) days prior written notice advising MB that the Board of Directors of TCG is prepared to accept the Superior Proposal and has given MB, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with MB in good faith with respect to such terms) in such a manner that would enable TCG's Board of Directors to proceed with the Merger. For purposes of this Agreement, a "Superior Proposal "means an Acquisition Proposal for TCG that is determined in good faith by the Board of Directors of TCG, after consultation with TCG's financial advisor, to be on terms that are more favorable to the stockholders of TCG than the Merger and that there is a reasonable likelihood of such transaction being consummated in accordance with its terms.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either MB or TCG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of MB,

  TCG, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 4.3(a) and 6.2(b), this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither MB nor TCG shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

          (b)   (i) In the event this Agreement is terminated by MB pursuant to Section 8.1(f), then TCG shall pay to MB a fee, in immediately available funds, in the amount of $20,000,000 (the "Termination Fee") not later than ten (10) business days following such termination of this Agreement;

             (ii)  in the event this Agreement is terminated by either party pursuant to Section 8.1(c)(ii) or by MB pursuant to Section 8.1(d) and (A) prior thereto an Acquisition Proposal with respect to TCG shall have been presented or made known to the Board of Directors of TCG or made directly to the stockholders of TCG generally or publicly announced and (B) within twelve (12) months after termination of this Agreement TCG enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal, then at such time TCG shall pay the Termination Fee to MB, in immediately available funds; provided, that for purposes of this Section 8.2(b)(ii), all references in the definition of Specified Percentage to "24.9%" shall instead refer to "49.9%"; or

            (iii)  in the event this Agreement is terminated by TCG pursuant to Section 8.1(g), then TCG shall pay the Termination Fee to MB, in immediately available funds, not later than the earlier of (A) ten (10) business days following such termination of this Agreement and (B) the date TCG enters into a letter of intent, acquisition agreement or similar agreement relating to a Superior Proposal.

          (c)   (i) In the event this Agreement is terminated by TCG pursuant to Section 8.1(e), then MB shall pay an amount equal to the Termination Fee to TCG in immediately available funds, not later than ten (10) business days following such termination of this Agreement; or

             (ii)  In the event this Agreement is terminated by either party pursuant to Section 8.1(c)(iii) or by TCG pursuant to Section 8.1(d) and (A) prior thereto an Acquisition Proposal with respect to MB shall have been presented or made known to the Board of Directors of MB or made directly to the stockholders of MB generally or publicly announced and (B) within twelve (12) months after termination of this Agreement MB enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal, then at such time MB shall pay the Termination Fee to TCG, in immediately available funds.

          (d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be equal to the Termination Fee.

          (e)   Each of MB and TCG acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if MB or TCG, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the nonpaying party for the Termination Fee or any portion thereof, such nonpaying party shall pay the costs and expenses of the other party (including reasonable attorneys' fees and expenses) in connection with such suit. In addition, if MB or TCG, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

        8.3    Amendment.     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MB and TCG; provided, however, that after approval or adoption of this Agreement by the respective stockholders of MB or TCG, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval or adoption of this Agreement by the respective stockholders of MB or TCG, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Chicago time, at the headquarter office of MB, on the later of (i) January 2, 2014, and (ii) a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (but not beyond the Termination Date) (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 1.6(b), Section 2.6 and Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        9.3    Expenses.     Except as otherwise expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne equally by MB and TCG and all filing and other fees paid to the SEC in connection with the Merger shall be borne by MB.

        9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to TCG, to:

      Taylor Capital Group, Inc.
      9550 W Higgins Road
      Rosemont, Illinois 60018
      Attention: Randall T. Conte
                         Executive Vice President / Chief Financial Officer
      Facsimile: (847) 653-7890
      E-mail: rconte@coletaylor.com

      With a copy (which shall not constitute notice) to:

      Taylor Capital Group, Inc.
      9550 W Higgins Road
      Rosemont, Illinois 60018
      Attention: Brian T. Black, Esq.
                         General Counsel
      Facsimile: (847) 653-7890
      E-mail: bblack@coletaylor.com

and to:

      Barack Ferrazzano Kirschbaum & Nagelberg, LLP
      200 West Madison Street
      Suite 3900
      Chicago, Illinois 60606
      Attention: Dennis R. Wendte, Esq.
      Facsimile: (312) 984-3150
      E-mail: dennis.wendte@bfkn.com

and

          (b)   if to MB, to:

      MB Financial, Inc.
      6111 N. River Road
      Rosemont, Illinois 60018
      Attention: Jill E. York, Vice President and Chief Financial Officer
      Facsimile: (847) 653-0080
      E-mail: jyork@mbfinancial.com

      With a copy (which shall not constitute notice) to:

      Silver, Freedman & Taff, L.L.P.
      3299 K Street, NW, Suite 100
      Washington, DC 20007
      Attention: Barry P. Taff, Esq.
      Facsimile: (202) 337-5502
      E-mail: Btaff@sftlaw.com

        9.5    Interpretation.     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this

Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of TCG means the actual knowledge of any of the officers of TCG listed on Section 9.5 of the TCG Disclosure Schedule, and the "knowledge" of MB means the actual knowledge of any of the officers of MB listed on Section 9.5 of the MB Disclosure Schedule. As used herein, (a) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (c) the term "made available" means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The TCG Disclosure Schedule and the MB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

        9.6    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8    Governing Law.     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of MB shall be subject to the laws of the State of Maryland).

        9.9    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

        9.10    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 2.6 and Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.11    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity; provided, however, that if, pursuant to Section 8.2, either MB or TCG pays a Termination Fee to the other party in connection with a termination of this Agreement, the party receiving the Termination Fee shall not be entitled to seek specific performance of the terms hereof. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        9.12    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.13    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

MB and TCG have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER
	Name:	Mitchell Feiger
	Title:	President and Chief Executive Officer
TAYLOR CAPITAL GROUP, INC.
By:	/s/ MARK A. HOPPE
	Name:	Mark A. Hoppe
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

 EXHIBIT A

VOTING AND SUPPORT AGREEMENT

July 14, 2013

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018
Ladies and Gentlemen:

        MB Financial, Inc. ("MB Financial") and Taylor Capital Group, Inc. ("Taylor") have entered into an Agreement and Plan of Merger, dated as of July 14, 2013 (the "Merger Agreement"), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Taylor will merge with and into MB Financial (the "Merger"); and (b) the stockholders of Taylor upon the effectiveness of the Merger will become entitled to receive the consideration specified in the Merger Agreement.

        MB Financial has requested, as a condition to its execution and delivery to Taylor of the Merger Agreement, that the undersigned execute and deliver to MB Financial this voting and support agreement (this "Voting and Support Agreement").

        The undersigned, in order to induce MB Financial to execute and deliver to Taylor the Merger Agreement, and intending to be legally bound, hereby irrevocably:

          (a)   Agrees to be present (in person or by proxy) at all meetings of stockholders of Taylor called to vote for approval or adoption of the Merger Agreement and/or the Merger and any other actions in furtherance thereof so that all shares of common stock of Taylor over which the undersigned or a member of the undersigned's immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and including adoptive relationships) has, directly or indirectly, sole or shared voting power as of the voting record date(s) for such meetings will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of Taylor) and/or the Merger and any other actions in furtherance thereof, it being understood that (i) as to immediate family members, the undersigned will use his or her reasonable efforts to cause the shares beneficially held by them to be present and voted in accordance with the provisions above and, any failure of any of such shares to be so present or voted, so long as such reasonable efforts have been made by the undersigned, shall not constitute a violation of this Voting and Support Agreement, and (ii) nothing in this Voting and Support Agreement shall require the undersigned or any of his or her immediately family members to exercise any option or warrant regardless of whether any such option or warrant is "in the money" or vested or otherwise becomes vested; provided, however, that the provisions of this paragraph regarding the voting of the shares shall cease to apply if the Board of Directors of Taylor ceases to maintain its recommendation to Taylor stockholders that Taylor stockholders vote in favor of approval or adoption of the Merger Agreement and/or the Merger;

          (b)   Agrees not to sell, transfer or otherwise dispose of shares of common stock of Taylor representing more than 25% of the shares of Taylor common stock beneficially held by the undersigned as of the date of this Voting and Support Agreement until after the approval or adoption of the Merger Agreement and/or the Merger by Taylor stockholders, exclusive of (i) dispositions of shares in connection with the exercise of stock options and warrants in order to pay the exercise price thereof or to satisfy tax withholding obligations in connection with the exercise of stock options or the vesting of equity awards, which dispositions may be made without regard to the aforementioned 25% limitation, and (ii) transfers to a lineal descendant or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, which transfers may be made without regard to the aforementioned 25% limitation provided that the transferee agrees in writing to be bound by the terms of this Voting and Support Agreement;

          (c)   Represents that the undersigned has the capacity to enter into this Voting and Support Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles; and

          (d)   Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of Taylor or any of its subsidiaries. This Voting and Support Agreement is being entered into by the undersigned solely in his or her capacity as a stockholder of Taylor.

        The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

        The undersigned intends to be legally bound hereby.

Sincerely,
Signature:
Print Name:

SAME FORM TO BE USED FOR AGREEMENT WITH TAYLOR, WITH THE NAMES REVERSED

EXHIBIT A-2

 EXHIBIT B PART I: AMENDMENT TO MB CHARTER TO
INCREASE AUTHORIZED STOCK

MB FINANCIAL, INC.

ARTICLES OF AMENDMENT

        MB Financial, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    The charter of the Corporation is hereby amended by changing the first two sentences of Section A of Article 5 to read as follows:

        "ARTICLE 5.

          A.    Capital Stock.    The total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred ten million (110,000,000) shares, classified as follows:

            1.     Ten million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

            2.     One hundred million (100,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

            The aggregate par value of all the authorized shares of capital stock is one million one hundred thousand dollars ($1,100,000)."

        SECOND:    The amendment to the charter of the Corporation as set forth above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the "MGCL") to be made without action by the Corporation's stockholders.

        THIRD:    Immediately before the amendment to the charter of the Corporation as set forth above, the total number of shares of capital stock of all classes which the Corporation had authority to issue was seventy-one million (71,000,000), with one million (1,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and seventy million (70,000,000) of such shares classified as common stock, par value one cent ($.01) per share, and the aggregate par value of all the authorized shares of capital stock was seven hundred ten thousand dollars ($710,000). As amended by the amendment to the charter of the Corporation set forth above, the total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred ten million (110,000,000), with ten million (10,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and one hundred million (100,000,000) of such shares classified as common stock, par value one cent ($.01) per share, and the aggregate par value of all the authorized shares of capital stock is one million one hundred thousand dollars ($1,100,000).

        FOURTH:    The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the amendment to the charter of the Corporation as set forth above.

        FIFTH:    The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to by signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Vice President and Secretary as of the    day of                , 201  .

ATTEST:		MB FINANCIAL, INC.
Doria L. Koros Vice President and Secretary	By:	Mitchell Feiger President and Chief Executive Officer

EXHIBIT B PART I-2

 EXHIBIT B PART II: ARTICLES SUPPLEMENTARY TO MB CHARTER FOR
SERIES A PREFERRED STOCK

MB FINANCIAL, INC.

ARTICLES SUPPLEMENTARY

        MB Financial, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    Under a power contained in Article 5 of the charter of the Corporation, the board of directors of the Corporation (the "Board of Directors"), by the following resolution duly adopted by the Board of Directors, classified and designated a series of Four Million (4,000,000) shares of preferred stock of the Corporation designated as "Perpetual Non-Cumulative Preferred Stock, Series A" (the "Designated Preferred Stock"):

          RESOLVED, that pursuant to the provisions of the charter of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the preferences, voting powers and other rights, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such series, are as follows:

ARTICLE I

DEFINITIONS

        "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

        "Board" means the Board of Directors of the Corporation.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Chicago, Illinois are not authorized or obligated by law, regulation or executive order to close.

        "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

        "Corporation" means MB Financial, Inc., a Maryland corporation.

        "Dividend Payment Date" shall have the meaning set forth in Article II, Section 3(a) hereof.

        "Dividend Period" shall have the meaning set forth in Article II, Section 3(a) hereof.

        "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

        "Nonpayment" shall have the meaning set forth in Article II, Section 6(b) hereof.

        "Parity Stock" means [the Series B Preferred Stock and] any [other] class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

        "Preferred Stock Director" shall have the meaning set forth in Article II, Section 6(b) hereof.

        "Redemption Price" shall have the meaning set forth in Article II, Section 5(a) hereof.

        "Regulatory Capital Treatment Event" means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock, (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as "tier 1 capital" (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

        "Series A Preferred Stock" means the Perpetual Non-Cumulative Preferred Stock, Series A, par value $0.01 per share, of the Corporation, as designated in Article II, Section 1 hereof.

        ["Series B Preferred Stock" means the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, of the Corporation.]

ARTICLE II

SERIES A PREFERRED STOCK

        1.    Designation.    The distinctive serial designation of such series is "Perpetual Non-Cumulative Preferred Stock, Series A." Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

        2.    Number of Shares.    The number of shares of Series A Preferred Stock shall be 4,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have authority to issue fractional shares of Series A Preferred Stock.

        3.    Dividends.

          (a)    Rate.    Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 beginning on [February 15, 2014]; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a "Dividend Payment Date"). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a "Dividend Period." Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference of $25 per share at a rate per annum equal to 8.00%. The record date for payment of dividends on the Series A Preferred Stock shall be the fifteenth calendar day preceding such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

          (b)    Non-Cumulative Dividends.    Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock

EXHIBIT B PART II-2

  on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series A Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

          (c)    Priority of Dividends.    So long as any share of Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. If the Board or any duly authorized committee of the Board determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series A Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

        4.    Liquidation Rights.

          (a)    Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation,

EXHIBIT B PART II-3

  dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 4(a).

          (b)    Partial Payment.    If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

          (c)    Residual Distributions.    If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

          (d)    Merger, Consolidation and Sale of Assets Not Liquidation.    For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

        5.    Redemption.

          (a)    Optional Redemption.    Except as described below, the Series A Preferred Stock shall not be redeemable by the Corporation prior to February 15, 2018. The Corporation, at the option of the Board or a duly authorized committee thereof, subject to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Appropriate Federal Banking Agency, may redeem in whole or from time to time in part the shares of Series A Preferred Stock at the time outstanding, on any Dividend Payment Date on or after February 15, 2018 upon notice given as provided in Section 5(c) below, at the Redemption Price in effect at the redemption date as provided in this Section 5(a). The "Redemption Price" for shares of Series A Preferred Stock shall be $25 per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at any time prior to February 15, 2018, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 5(c) below, and subsequently redeem, all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

          (b)    No Sinking Fund.    The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

          (c)    Notice of Redemption.    Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.

EXHIBIT B PART II-4

  Any notice mailed as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; and (iv) if shares of Series A Preferred Stock are evidenced by definitive certificates, the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

          (d)    Partial Redemption.    In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

          (e)    Effectiveness of Redemption.    If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares.

        6.    Voting Rights.

          (a)    General.    The holders of Series A Preferred Stock shall not have any voting rights and will not be entitled to elect any directors of the Corporation, except as set forth below or as otherwise from to time required by law. Each holder of Series A Preferred Stock will have one vote per share on any matter in which holders of such shares are entitled to vote, including when acting by written consent. The holders of the Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Corporation's charter, of the Series A Preferred Stock.

          (b)    Right to Elect Two Directors upon a Nonpayment Event.

            (i)    Voting Right.    If and whenever dividends on the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section have been conferred and are exercisable, [including the Series B Preferred Stock,] have not been declared and paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (each such event, a "Nonpayment"), the authorized number of directors constituting the Board shall automatically be increased by two, and the holders of the Series A Preferred Stock (together with holders of

EXHIBIT B PART II-5

    any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board shall at no time include more than two such directors. Each such director elected by the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends is a "Preferred Stock Director." No person may be elected as a Preferred Stock Director who would cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which the Corporation's securities may then be listed or traded that listed or traded companies must have a majority of independent directors. The Preferred Directors shall each be entitled to one vote per director on any matter.

            (ii)    Election; Notice.    The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and any other class or series of the Corporation's stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 6(b)(i) above, the President, the Chairman of the Board, or a majority of the Board may, and within 20 days after the written request of any holder of Series A Preferred Stock (addressed to the Board at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in this Section. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders.

            (iii)    Removal; Vacancy.    The Preferred Stock Directors elected at any such special meeting or annual meeting will hold office until the next annual meeting of the Corporation's stockholders unless they have been previously terminated or removed pursuant to this Section. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section.

            (iv)    Termination of Voting Right.    Whenever full dividends have been declared and paid regularly on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends for at least four

EXHIBIT B PART II-6

    consecutive Dividend Periods, then the right of the holders of Series A Preferred Stock to elect such additional two directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any Nonpayment in respect of future Dividend Periods) and the terms of office of the Preferred Stock Directors will immediately terminate and the authorized number of directors constituting the Board will be reduced accordingly.

          (c)    Approval Rights.    So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the charter of the Corporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (i)    Amendment of Charter.    Any amendment, alteration or repeal of any provision of the charter or bylaws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided, however, that the amendment of the charter so as to authorize or create, or to increase the authorized amount of (x) any class or series of capital stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (y) any securities (other than capital stock of the Corporation) convertible into any class or series of capital stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;

            (ii)    Authorization of Senior Stock.    Any amendment or alteration of the charter of the Corporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

            (iii)    Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions.    Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (y) the shares of Series A Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series A Preferred Stock.

          (d)    Changes after Provision for Redemption.    No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 6(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for

EXHIBIT B PART II-7

  redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 5 above.

          (e)    Action by Written Consent.    Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the holders voting as a single class, may be taken by the holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

        7.    Conversion or Exchange.    The holders of Series A Preferred Stock shall not have any rights to convert or exchange such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

        8.    Rank.    Notwithstanding anything set forth in the charter or these articles supplementary to the contrary, the Board or any authorized committee of the Board, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 6 hereof, any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE III

MISCELLANEOUS

        1.    Record Holders.    To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

        2.    Other Rights.    The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the charter of the Corporation.

        3.    Certificates.    The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

        4.    Notices.    All notices referred to in these articles supplementary shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of these articles supplementary) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 6111 N. River Road, Rosemont, Illinois 60018 (Attention: Corporate Secretary), or (y) if to any holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the transfer agent of the Corporation) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

        SECOND:    The Designated Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the charter of the Corporation.

EXHIBIT B PART II-8

        THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH:    The undersigned President and Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

EXHIBIT B PART II-9

        IN WITNESS WHEREOF, MB FINANCIAL, INC. has caused these Articles Supplementary to the Charter to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on                        , 201  .

MB FINANCIAL, INC.

Name:	Mitchell Feiger
Title:	President and Chief Executive Officer
WITNESS:

Name:	Doria L. Koros
Title:	Secretary

EXHIBIT B PART II-10

 EXHIBIT C

BANK MERGER AGREEMENT

        This Bank Merger Agreement (this "Agreement") is made and entered into as of this 14th day of July, 2013 by and between MB Financial Bank, National Association, Chicago, Illinois ("MB Bank"), a national banking association, and Cole Taylor Bank, Chicago, Illinois ("Taylor Bank"), a bank chartered under the laws of the State of Illinois.

        WHEREAS, MB Financial, Inc. ("MB"), the sole stockholder of MB Bank, and Taylor Capital Group, Inc. ("Taylor"), the sole stockholder of Taylor Bank, have entered into that certain Agreement and Plan of Merger, dated as of July 14, 2013 (the "Parent Merger Agreement"), pursuant to which Taylor will merge with and into MB, with MB as the surviving corporation (the "Holding Company Merger"); and

        WHEREAS, the Parent Merger Agreement contemplates that MB Bank and Taylor Bank will enter into this Agreement to provide for the merger of Taylor Bank with and into MB Bank, with MB Bank as the surviving bank (the "Bank Merger"), subject to the right of MB Bank to revise the structure of the Bank Merger to provide instead for the merger of MB Bank with and into Taylor Bank, with Taylor Bank as the surviving bank, and changing the name of the surviving bank to "MB Bank."

        NOW THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants set forth herein and in the Parent Merger Agreement, the parties hereby agree as follows:

        1.    Bank Merger.     Subject to Section 9 of this Agreement, and pursuant to the provisions of the National Bank Act, immediately after the Holding Company Merger has been consummated and on the same day of such merger, Taylor Bank shall merge with and into MB Bank, with MB Bank being the surviving or resulting bank of the Bank Merger (the "Resulting Bank").

        2.    Effective Time of the Bank Merger.     The Bank Merger shall be effective when specified in the merger approval to be issued by the Comptroller of the Currency on the same day as, but only following, the consummation of the Holding Company Merger (the "Bank Merger Effective Time").

        3.    Name of the Resulting Bank.     The name of the Resulting Bank shall be "MB Financial Bank, National Association."

        4.    Articles of Association and Bylaws.     The Articles of Association and Bylaws of the Resulting Bank shall be the Articles of Association and Bylaws of MB Bank as in effect immediately prior to the Bank Merger Effective Time.

        5.    Business of the Resulting Bank.     The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted at the main office of MB Bank in Chicago, Illinois, and at its legally established branch offices, which shall include the branch offices of MB Bank and the home and branch offices of Taylor Bank.

        6.    Capital Stock.     The authorized amount of capital stock of the Resulting Bank shall be $10,000,000, divided into 100,000 shares of common stock, par value $100 per share. At the Bank Merger Effective Time, each share of common stock, par value $100 per share, of MB Bank issued and outstanding immediately prior thereto shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Bank issued and outstanding immediately thereafter; and at the Bank Merger Effective Time, each issued and outstanding share of Taylor Bank's common stock, par value $10.00 per share, constituting all of the issued and outstanding capital stock of Taylor Bank, shall automatically by virtue of the Bank Merger and without any action by the issuer or holder thereof, be retired, cancelled and deemed surrendered.

        7.    Effect of the Bank Merger.     As of the Bank Merger Effective Time, and by virtue of the Bank Merger, the separate corporate existence of Taylor Bank shall terminate and the Resulting Bank shall continue its corporate existence under the laws of the United States of America. All rights, franchises, and interests of Taylor Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by operation of law and by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Taylor Bank immediately prior to the Bank Merger Effective Time, subject to the conditions specified in 12 U.S.C. § 215a(f). By operation of law and by virtue of the Bank Merger, the Resulting Bank shall assume and be responsible for all of Taylor Bank's liabilities of every kind and description, including liabilities arising from the operation of a trust department, existing immediately prior to the Bank Merger Effective Time.

        8.    Directors of the Resulting Bank.     The directors of the Resulting Bank shall be the directors of MB Bank immediately prior to the Bank Merger Effective Time.

        9.    Alternative Bank Merger Structure.     At the election of MB Bank, the structure of the Bank Merger may be revised to provide instead for the merger of MB Bank with and into Taylor Bank, with Taylor Bank as the Resulting Bank, and by changing the name of the surviving bank to "MB Financial Bank". If MB Bank elects to revise the structure of the Bank Merger pursuant to this Section 9, MB Bank and Taylor Bank shall execute all documents and take all other actions determined by MB Bank to be necessary or appropriate in connection therewith, including, without limitation, any amendment to this Agreement to conform to the requirements of the Illinois Banking Act or other applicable law or regulation or as may otherwise be determined by MB Bank to be necessary or appropriate.

        10.    Termination.     This Agreement may be terminated or amended by the mutual written consent of MB and Taylor, or by action of the respective boards of directors of MB Bank and Taylor Bank. This Agreement shall terminate automatically without any action by the parties or by MB and Taylor in the event that the Parent Merger Agreement is terminated.

        11.    Miscellaneous.     This Agreement shall be governed by and construed in accordance with the laws of the United States of America and, to the extent applicable, the laws of the State of Illinois. This Agreement may be executed in counterparts, which together shall constitute a single instrument.

[Signature page follows]

EXHIBIT C-2

        IN WITNESS WHEREOF, each of the parties has caused this Bank Merger Agreement to be executed by its duly authorized officers as of the date and year first written above.

MB FINANCIAL BANK, NATIONAL ASSOCIATION
Attest
By:
Name:		Name:
Title:		Title:
COLE TAYLOR BANK
Attest
By:
Name:		Name:
Title:		Title:

EXHIBIT C-3

 Exhibit D

CRITERIA RELATING TO SALE
OF MORTGAGE BANKING BUSINESS

        1.     Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Agreement. For purposes hereof, the terms set forth below shall have the following meanings:

        "Agreement" means that certain Agreement and Plan of Merger by and between MB and TCG dated July 14, 2013 to which this Exhibit is an attachment.

        "Approved Transaction Documents" means definitive transaction documents that have been approved for execution by both TCG and Cole Taylor Bank, on the one hand, and Buyer, on the other hand, for a transaction that satisfies all of the requirements of the second sentence of paragraph 6 below.

        "Assumed Contracts" means all contracts, leases, licenses, and other agreements to which TCG or a TCG Subsidiary is a party or otherwise bound that are assumed by Buyer in connection with the sale of the Mortgage Banking Business.

        "Book Value" means the book value of an item for financial reporting purposes (computed on a basis consistent with past practices) on the books and records of TCG or TCG Subsidiary on the Consummation Date.

        "Buyer" means the party acquiring the Mortgage Banking Business whether by asset purchase or the acquisition of the ownership interests of the Mortgage Subsidiary.

        "Consummation Date" means the date on which the closing of the sale of the Mortgage Banking Business occurs.

        "Employee Liabilities" means the aggregate of (i) all special or enhanced compensation and benefits provided to employees or service providers by TCG or its Subsidiaries in connection with the sale of the Mortgage Banking Business including, without limitation, change in control benefits, incentive compensation, retention and stay bonus awards, and the acceleration of vesting of compensatory or equity awards, (ii) accrued vacation and sick day payments made by TCG or any of its Subsidiaries to employees in connection with the sale of the Mortgage Banking Business and (iii) any post-termination of employment or service obligations of TCG or any of its Subsidiaries to employees and service providers of the Mortgage Banking Business including, but not limited to, severance, post-termination benefits and out placement services.

        "Excess Gain" means the amount of Gain that is in excess of $57 million.

        "Gain" means 60% of the Pre-Tax Gain.

        "Insurance Cost" means the cost paid, to be paid or that otherwise would be payable by TCG or any of its Subsidiaries to secure the Insurance Policy.

        "Insurance Policy" means a policy of insurance obtained by and for the benefit of TCG and its Subsidiaries that provides full protection (subject to the deductible amount assumed by Buyer) of any post-Consummation Date claim or demand against TCG or any of its Subsidiaries under the definitive transaction documents relating to the sale of the Mortgage Banking Business for indemnification, based upon a breach of any representation, warranty or covenant (other than due authorization and title to assets), or otherwise, but specifically excluding fraud.

        "Match Right" means the right of MB, within two (2) business days after receipt of Approved Transaction Documents and approved resolutions of the parties thereto, to elect in writing that the Mortgage Banking Business be retained and the proposed sale be aborted.

        "Mortgage Banking Business" means the residential mortgage loan production and mortgage servicing business and operations (and associated assets) of Cole Taylor Bank.

        "Net Proceeds" means the amount of actual purchase price proceeds received by TCG or a TCG Subsidiary from the sale of the Mortgage Banking Business on the Consummation Date plus or minus any adjustments thereto that are settled in cash within ninety (90) days after the Consummation Date.

        "Pre-Tax Gain" means (i) the gain recognized by TCG or any of its Subsidiaries from the sale of the Mortgage Banking Business for financial reporting purposes before income taxes (disregarding any purchase accounting adjustments made in connection with the Merger or the Bank Merger) based solely on the Net Proceeds minus (ii) the aggregate of the following (to the extent not taken into account under subpart (i)) (A) the Insurance Cost, (B) the Book Value of the Retained Assets, (C) the Employee Liabilities, (D) the Retained Contract Obligations, (E) the Transaction Expenses and (F) the greater of (1) the reserve on the books and records of TCG and its Subsidiaries for residential mortgage loan repurchases on the Consummation Date and (2) six basis points of the maximum potential repurchase obligation; provided, however, if MB exercises its Match Right, then for purposes hereof the Pre-Tax Gain shall be calculated under the Approved Transaction Documents based on the Consummation Date occurring on the date of the written exercise of the Match Right and Net Proceeds shall be deemed received on such date (provided for purposes of Section 2.6 of the Agreement only, Net Proceeds shall be deemed received at the Effective Time).

        "Retained Assets" means any and all assets that are used in or exclusively relate to the Mortgage Banking Business that are retained by TCG or any of its Subsidiaries following the Consummation Date; provided cash escrows under mortgage loans for which servicing rights are being transferred in the sale transaction shall not be deemed Retained Assets to the extent of the corresponding liability associated therewith.

        "Retained Contract Obligations" means any and all performance or monetary obligations of TCG or any of its Subsidiaries after the Consummation Date under any contract, license, lease or other agreement that relates exclusively to the Mortgage Banking Business, excluding those Assumed Contracts for which TCG and its Subsidiaries have received a full and complete release from the counterparties thereto.

        "TCG" means TCG and MB, after the closing under the Agreement, as successor in interest.

        "Transaction Expenses" means all third party costs and expenses incurred by TCG or any of its Subsidiaries in connection with the sale of the Mortgage Banking Business including, without limitation, selling expenses, attorneys' and advisory fees, taxes and other governmental charges and assessments (but excluding income taxes), costs and expenses incurred to obtain governmental and third party approvals and operating licenses, and costs and expenses to comply with undertakings set forth in the definitive transaction documents relating to the sale of the Mortgage Banking Business.

        2.     A firm commitment for the issuance of the Insurance Policy must be obtained prior to entering into any definitive transaction documents relating to the sale of the Mortgage Banking Business. The definitive transaction documents relating to the sale of the Mortgage Banking Business must be entered into on or before December 31, 2013 and the Consummation Date must occur not later than July 31, 2014.

        3.     The Buyer must be a financially responsible party who possesses sufficient equity capital and liquidity to satisfy all of its obligations under the definitive transaction documents, including, without limitation, payment and indemnification obligations (inclusive of mortgage loan repurchase obligations based on acts or omission arising after the Consummation Date).

        4.     The sale shall include all or substantially all of the assets and properties of the Mortgage Banking Business, including, without limitation, the following:

  (a)
  Prepaids;

EXHIBIT D-2

  (b)
  All mortgage loans designated (which designation shall be consistent with prior practices) as Held-For-Sale;

  (c)
  All mortgage loan commitments and the mortgage loan pipeline;

  (d)
  MSRs and associated hedging instruments;

  (e)
  All other servicing related assets;

  (f)
  Fixed assets, personal property, leasehold improvements and dedicated computer software;

  (g)
  Real estate, equipment and personal property leases and associated security deposits;

  (h)
  Assignable software licenses;

  (i)
  Vendor, maintenance and services provider contracts; and

  (j)
  Records

        5.     The Buyer shall assume the following obligations exclusively relating to the Mortgage Banking Business: (a) all of the loan production and servicing obligations relating to the post-closing period, (b) all mortgage loan commitment and pipeline liabilities and obligations, (c) all or substantially all of the employees at their current compensation and benefit levels including existing contractual obligations, (d) all real estate, equipment and personal property leases, (e) assignable software licenses and (f) vendor, maintenance and service provider contracts.

        6.     The definitive transaction documents shall provide that there shall not be any purchase price holdback, escrows or deferrals. The Insurance Policy and all definitive transaction documents shall be approved by MB, whose consent shall not be unreasonably withheld or delayed if Excess Gain is reasonably expected and the terms of the Insurance Policy and the definitive transaction documents otherwise comply with the criteria set forth in this Exhibit. The definitive transaction documents to be executed pursuant to the preceding sentence shall be the Approved Transaction Documents and they shall only be executed if MB fails to timely exercise its Match Right. If Excess Gain is not reasonably expected, or the terms of the Insurance Policy or definitive transaction documents do not comply with criteria set forth in this Exhibit, then MB shall have the right to reject the transaction, in its sole and absolute discretion.

        7.     If MB timely exercises its Match Right, it shall pay the Excess Gain as Additional Merger Consideration pursuant to Section 2.6 of the Agreement as soon as practicable following the Effective Time (except for Additional Merger Consideration that is subject to vesting or lapse restrictions).

EXHIBIT D-3

 EXHIBIT E

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (this "Agreement") is made and entered into as of this 14th day of July, 2013, by and between MB Financial Bank, N.A. (the "Bank"), a wholly-owned subsidiary of MB Financial, Inc. (the "Corporation"), the Corporation and Mark A. Hoppe (the "Executive").

        WHEREAS, the Corporation and Taylor Capital, Inc. ("TCG") have entered into an Agreement and Plan of Merger, dated as of July 14, 2013 (the "Merger Agreement"), and certain related agreements, whereby TCG will be merged with and into the Corporation (the "Merger"), so that the Corporation is the Surviving Corporation;

        WHEREAS, immediately following the Merger, Cole Taylor Bank, an Illinois chartered commercial bank and a wholly-owned subsidiary of TCG ("Cole Taylor Bank"), will merge (the "Bank Merger") with the Bank, a national banking association, and Cole Taylor Bank or the Bank, as the Corporation shall determine, shall be the surviving entity in the Bank Merger (such surviving entity shall be the "Bank" hereunder);

        WHEREAS, Executive currently serves as the President and Chief Executive Officer of TCG and Cole Taylor Bank;

        WHEREAS, provided Executive remains in the continuous employment of TCG and Cole Taylor Bank through immediately prior to the effective time of the Merger and subject to the completion of the Merger, each of the Corporation and Bank desires and deems it desirable and in the best interests of the Corporation and the Bank to employ Executive as the President and Chief Executive Officer of the Bank, commencing upon the date on which the effective time of the Merger occurs (the "Effective Date"), pursuant to the terms and condition set forth in this Agreement; and

        WHEREAS, the Executive desires to be so employed and accepts such employment pursuant to the terms and conditions hereof, including, without limitation, the provisions whereby, as of the Effective Date, this Agreement shall replace and supersede in its entirety the Executive Employment Agreement between TCG and Cole Taylor Bank and Executive dated January 30, 2008, as amended by First Amendments of Executive Employment Agreement effective September 2, 2008 and November 21, 2008, respectively (the "Existing Employment Agreement").

        NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

        1.    Definitions.

          (a)   The term "Change in Control" means (1) any Person is or becomes the Beneficial Owner directly or indirectly of securities of the Corporation or the Bank representing 35% or more of the combined voting power of the Corporation's or the Bank's outstanding securities entitled to vote generally in the election of directors; (2) individuals who were members of the board of directors of the Corporation (the "Board of Directors") on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date (a) whose appointment as a director by the Board of Directors was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or (b) whose nomination for election as a member of the Board of Directors by the Corporation's stockholders was approved by the Incumbent Board or recommended by the nominating committee serving under the Incumbent Board, shall be considered a member of the Incumbent Board; (3) consummation of a plan of reorganization, merger or consolidation involving the Corporation or the Bank or the securities of either, other than (a) in the case of the Corporation, a transaction at the completion of which the stockholders of the Corporation immediately preceding completion of the transaction hold more than 60% of the outstanding securities of the resulting entity entitled to vote generally in the election of its directors or (b) in the case of the Bank, a transaction at the completion of which the Corporation holds more than 50% of the outstanding securities of the resulting institution entitled to vote generally in the election of its directors; (4) consummation of a sale or other disposition to an unaffiliated third party or parties of all or substantially all of the assets of the Corporation or the Bank or approval by the stockholders of the Corporation or the Bank of a plan of complete liquidation or dissolution of the Corporation or the Bank; provided that for purposes of clause (1), the term "Person" shall not include the Corporation, any employee benefit plan of the Corporation or the Bank, or any corporation or other entity owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation. Each event comprising a "Change in Control" is intended to constitute a "change in ownership or effective control," or a "change in the ownership of a substantial portion of the assets," of the Corporation or the Bank as such terms are defined for purposes of Section 409A of the Code and "Change in Control" as used herein shall be interpreted consistently therewith.

          (b)   The term "Date of Termination" means the date upon which the Executive's employment with the Bank and, if applicable, the Corporation and any of their respective subsidiaries (each a "Subsidiary" and collectively the "Subsidiaries"), ceases, as specified in a notice of termination pursuant to Section 9 hereof; provided, that "termination," "termination of employment" and "Date of Termination" as used herein are intended to mean a termination of employment which constitutes a "separation from service" under Code Section 409A determined without regard to Executive's service as a member of the Board of Directors or of the board of directors of any subsidiary of the Corporation.

          (c)   Subject to the remainder of this Section 1(c), the term "Involuntary Termination" means the termination of the employment of the Executive (i) by the Bank without his express written consent or (ii) by the Executive by reason of a material breach of the Agreement by the Bank, including (without limitation) any of the following actions unless consented to in writing by the Executive: (1) a requirement that the Executive be based at any place other than Chicago, Illinois, or within a radius of 35 miles from the location of MB Financial Center at 6111 North River Road, Rosemont, Illinois, except for reasonable travel on Corporation or Bank business; (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as part of a Corporation or Bank-wide reduction in staff; (4) a material reduction in the Executive's Base Salary, other than as part of an overall program applied uniformly and with equitable effect to all senior executives of the Bank and Corporation; (5) a material permanent increase in the required hours of work or the workload of the Executive beyond what is expected of comparably situated bank chief executive officers performing substantially the same duties; (6) the failure to elect, or the removal of, the Executive as President and Chief Executive Officer of the Bank (or any successor of the Bank); or (7) failure of the Bank to obtain an assumption agreement from a successor as required by Section 12(a) hereof; or (iii) by the Executive within 90 days after he receives written notice from the Bank pursuant to Section 2 hereof that the term of this Agreement will not be extended. Anything herein to the contrary notwithstanding, in order for Executive's resignation pursuant to clause (ii) above to constitute an Involuntary Termination, the Executive shall be required to comply with the notice and other provisions of Section 9. The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to death or disability or termination pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.

          (d)   The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Executive with the Bank, or if applicable, the Corporation or any of its subsidiaries, because of the Executive's willful misconduct, breach of a fiduciary duty involving

EXHIBIT E-2

  personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) material breach of any provision of this Agreement (after written notice and reasonable opportunity to cure). No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation or the Bank. The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

          (e)   The term "Voluntary Termination" shall mean termination of employment by the Executive voluntarily as set forth in Section 7(d) of this Agreement.

        2.    Term.     This Agreement and Executive's employment under this Agreement shall become effective on the Effective Date, provided Executive has remained in the continuous employment of TCG and Cole Taylor Bank through immediately prior to the effective time of the Merger. The term of this Agreement shall be a period of three years commencing on the Effective Date hereof, subject to earlier termination as provided herein, and upon the second anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be automatically renewed for additional one-year periods unless either party gives notice to the other party at least 90 days prior to such second or any subsequent anniversary.

        3.    Employment.     The Executive shall be employed as the President and Chief Executive Officer of the Bank. As such, the Executive shall have such duties, authority and responsibility as are customary for an officer having similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank (the "Bank Board") may prescribe from time to time consistent with services performed by similarly situated executives and consistent with the terms of this Agreement. The Executive shall also render services without additional compensation to the Corporation and any Subsidiary or Subsidiaries as requested by the Corporation from time to time. The Executive shall report to the President and Chief Executive Officer of the Corporation and to the Bank Board. The Executive shall also serve as a member of the Bank Board and may serve as a member of the board of directors of any Subsidiary. The Executive shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank, and the Corporation and the Subsidiaries to the extent necessary to discharge his responsibilities hereunder. The Executive may (a) serve on charitable boards or committees at the Executive's discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (b) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

        4.    Compensation.

          (a)    Salary.    The Bank agrees to pay the Executive during the term of this Agreement a base salary (the "Base Salary") the annualized amount of which shall be not less than $700,000. The Base Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. The amount of the Base Salary may be increased (but under no circumstances may the Base Salary be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors or a committee thereof (the "Committee"). In order to

EXHIBIT E-3

  effectuate the purpose of the preceding sentence, the amount of the Base Salary shall be reviewed by the Committee or Board of Directors at least every year during the term of this Agreement. If and to the extent that the Corporation and/or any Subsidiaries pay salary or other amounts or provide benefits to the Executive that the Bank is obligated to pay or to provide to the Executive under this Agreement, the Bank's obligations to the Executive shall be reduced accordingly.

          (b)    Annual Incentive Bonus.    Upon commencing employment, Executive will be eligible to participate in the Corporation's annual incentive compensation program. Eligibility and benefits shall be determined by the terms of the program as then in effect. Executive's annual incentive target shall be 75% of Executive's Base Salary, although Executive's actual award ("Annual Cash Bonus"), if any, shall be determined in accordance with the terms of the program. The Annual Cash Bonus earned by the Executive for a calendar year shall be paid within two and one-half (2 1/2) months after the last day of such calendar year. Executive shall also be entitled to receive such other annual bonus compensation, if any, as the Committee or Board of Directors may in its sole discretion, award to Executive.

          (c)    Stock-Based Incentive Compensation.    In accordance with the Merger Agreement, to the extent pre-established performance goals under the LTIP (as defined in Section 5.2(f) of the TCG Disclosure Schedule to the Merger Agreement)(the "TCG LTIP") are satisfied, Executive will receive an award under the TCG LTIP on or before March 15, 2014. Commencing in 2015, each calendar year while the Executive is employed pursuant to this Agreement, he shall be considered for an award of stock options and/or other stock-based awards ("Stock-Based Awards") under the Corporation's Amended and Restated Omnibus Incentive Plan and any successor or substitute for such plan (the "Omnibus Incentive Plan") by the Committee at such time as awards are granted to other senior executives of the Bank. Executive's annual target grant date value for Stock-Based Awards under the Omnibus Incentive Plan shall be 125% of the Base Salary earned by the Executive for the preceding calendar year, although Executive's actual Stock-Based Awards, if any, shall be determined by the Committee or Board of Directors utilizing the same methodology that is used for grants of annual Stock-Based Awards granted at such time to other senior executives of the Bank. The Stock-Based Awards will be made in the form of stock options, restricted stock, performance shares or other forms of award permitted under the Omnibus Incentive Plan, and the mix and terms and conditions of which shall be no less favorable than the awards made at such time to the other senior executives of the Bank or Corporation.

          (d)    Expenses.    The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the senior executives of the Bank; provided that the Executive accounts for such expenses as required under such policies and procedures.

          (e)    Effective Date Award.    In consideration for Executive's acceptance of employment with the Bank under the terms and provisions of this Agreement, on or as promptly as practicable after the Effective Date of this Agreement, the Committee or Board of Directors shall grant to Executive a restricted stock award under the Omnibus Incentive Plan (the "Effective Date Award"). The Effective Date Award shall be for that number of shares of common stock of the Corporation which, based on the closing price of the common stock on the Effective Date, has a value of $1.25 million. The Effective Date Award will vest in 25% increments on each of the first four anniversaries of the Effective Date; provided, that the Effective Date Award shall vest in full upon Executive's Date of Termination where such Executive's termination of employment is an Involuntary Termination or due to Executive's death or disability. The other terms and conditions of the Effective Date Award shall be consistent with the terms and conditions of the annual restricted stock grants made to senior executives under the Omnibus Incentive Plan.

EXHIBIT E-4

        5.    Employee Benefits.

          (a)    Participation in Benefit Plans.    While the Executive is employed by the Bank, the Executive shall be entitled to participate, to the same extent as senior executives of the Bank generally, in the plans, programs and practices of the Bank relating to retirement, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education and other employee benefits, in each case in accordance with the applicable plan documents as in effect from time to time. Without limiting the generality of the foregoing, the Executive shall be designated as a participant under the MB Financial Non-Stock Deferred Compensation Plan and the MB Financial Stock Deferred Compensation Plan and shall be entitled to make voluntary deferrals and receive Bank contributions thereunder on a basis no less favorable than applicable to those senior executives of the Bank or Corporation (other than the President and Chief Executive Officer of the Corporation) who are participants in such plans.

          (b)    Fringe Benefits.    While Executive is employed by the Bank, Executive shall be eligible to participate in and receive benefits under fringe benefit programs which are or may become generally available to the Bank's and Corporation's senior executives. Without limiting the generality of the foregoing, the Bank agrees to pay for Executive's membership dues for Westmoreland Country Club and The Chicago Club.

        6.    Vacations; Leave.     The Executive shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors which shall not be less favorable than that provided to any other senior executives of the Bank or Corporation, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

        7.    Termination of Employment.

          (a)    Involuntary Termination.    If the Executive experiences an Involuntary Termination prior to (and not in connection with) a Change in Control, such termination of employment shall be subject to the Bank's obligations under this Section 7(a) in lieu of any other compensation and employee benefits under this Agreement. In the event of such Involuntary Termination, the Effective Date Award shall become fully vested in accordance with Section 4(e), any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested, and Bank shall pay to the Executive monthly, during the twenty-four months after the Date of Termination, an amount equal to the sum of: (i) one-twelfth of the Base Salary at the annual rate in effect under Section 4(a) immediately prior to the Date of Termination, (ii) one-twelfth of the average Annual Cash Bonus, based on the average amount of such Annual Cash Bonus for the two full calendar years preceding the Date of Termination (or, if such Date of Termination occurs prior to the completion of two full calendar years of employment after the Effective Date, then the target bonus for the year in which the Date of Termination occurs shall be substituted for each uncompleted calendar year) and (iii) for up to eighteen months, an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive under Bank's group health plan. In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued Base Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid Annual Cash Bonus earned by the Executive for the preceding calendar year within the time period set forth in Section 4(b) hereof, (C) prompt reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), and (D) all vested employee benefits described in Section 5 hereof (collectively, the "Accrued Compensation") such benefits to be paid in accordance with this Agreement and the applicable plan, program, arrangement or agreement. If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive's estate until satisfied in full.

EXHIBIT E-5

          (b)    Change in Control.    If the Executive experiences an Involuntary Termination in connection with or within 24 months following a Change in Control which occurs after the Effective Date, such termination of employment shall, in lieu of any other compensation and employee benefits under this Agreement, be subject to the Bank's (or its successor-in-interest's) obligations under this Section 7(b).

            (i)    Accrued Compensation.    In addition to any other amounts to which the Executive may be entitled to receive under this Section 7(b), the Bank (or its successor-in-interest) shall pay to the Executive the Accrued Compensation.

            (ii)    Change in Control Payment.    The Bank (or its successor-in-interest) shall pay to the Executive in cash, within 30 days after the Date of Termination, an amount equal to three times the sum of the Base Salary and the target Annual Cash Bonus in effect under Sections 4(a) and 4(b) respectively, immediately prior to the Date of Termination.

            (iii)    COBRA Premium Reimbursement.    For a period up to eighteen months, the Bank (or its successor-in-interest) shall pay Executive monthly an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive under Bank's group health plan.

            (iv)    Vesting of Certain Awards.    The Effective Date Award shall become fully vested in accordance with Section 4(e) and any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested.

          If the Executive should die after amounts become payable under any provision of this Section 7(b), such amounts shall thereafter be paid to the Executive's estate until satisfied in full.

          (c)    Termination for Cause.    In the event of Termination for Cause, the Bank shall have no further obligation to the Executive under this Agreement after the Date of Termination except for the Accrued Compensation.

          (d)    Voluntary Termination.    The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination ("Voluntary Termination"), the Bank shall be obligated to the Executive only for the amount of the Accrued Compensation, and the Bank shall have no further obligation to the Executive under this Agreement.

          (e)    Death.    In the event of the death of Executive during the term of this Agreement and prior to any termination of employment, the Bank shall pay to the Executive's estate the Accrued Compensation. In addition, the Effective Date Award shall become fully vested in accordance with Section 4(e) and any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested.

          (f)    Disability.    If the Executive becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Bank (a "Disability Plan"), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Bank for senior executives. In the event of such disability, this Agreement shall not be suspended, except that (i) the Bank's obligation to pay the Base Salary to the Executive shall be reduced in accordance with the amount of disability income benefits received by the Executive, if any, pursuant to this Section 7(f) such that, on an after-tax basis, the Executive shall realize from the sum of disability income benefits and Base Salary the same amount as he would realize on an after-tax basis from the Base Salary if the Bank's obligation to pay salary were not reduced pursuant to this Section 7(f); (ii) the Executive shall not be entitled to earn an Annual Cash Bonus pursuant to Section 4(b) hereof or Stock-Based Awards pursuant to Section 4(c) if the disability prevents the

EXHIBIT E-6

  Executive from rendering full-time service to the Bank for a period of in excess of six months during an applicable calendar year; and (iii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Bank may discontinue payment of the Base Salary beginning six months following a determination that the Executive has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement. The Bank may terminate the employment of the Executive at any time after the expiration of one year following such disability if such disability is then continuing, and upon such termination the Executive shall be entitled to receive only the Accrued Compensation. In addition, the Effective Date Award shall become fully vested in accordance with Section 4(e) and any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested.

          (g)    Regulatory Action.    Notwithstanding any other provisions of this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, except for the obligation of the Bank to pay the Accrued Compensation.

          (h)    No Other Obligation to Mitigate Damages; No Offset.    Except as provided in Section 7(i), Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Bank's obligations under this Section 7. Except as provided in Section 7(i), the Bank's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others.

          (i)    Release and Restrictive Covenants.    Notwithstanding the foregoing, the Bank's obligations to pay or provide any benefits under this Section 7 above shall (i) cease as of the date the Executive knowingly and materially violates the provisions of Section 8 hereof and (ii) be conditioned on the Executive signing a release of claims in favor of the Bank in the form annexed hereto within forty-five (45) days of such termination and the expiration of any revocation period provided for in such release.

        8.    Protective Covenants Agreement.     On or prior to the Effective Date, the Executive shall enter into an MB Financial Protective Covenants Agreement (the "Protective Covenants Agreement"), a form of which has been provided to Executive. The Executive agrees to be subject to and bound by all terms and conditions of the Protective Covenants Agreement during the period of employment and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to Executive's obligations under Section 8 shall mean references to his obligations under the Protective Covenants Agreement.

        9.    Notice of Termination.     Subject to the provisions of Section 1(d) hereof, in the event that the Corporation or the Bank, or both, desire to terminate the employment of the Executive during the term of this Agreement, the Corporation or the Bank, or both, shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment in accordance with Section 1(c)(ii), he shall (a) send a written notice to the Corporation and Bank stating the circumstances that constitute such Involuntary Termination, which notice shall be given within 90 days of the Executive's first learning of such circumstances and shall state his intention to terminate his employment due to such Involuntary

EXHIBIT E-7

Termination and (b) provide the Corporation and Bank with 30 days from the date of such notice to cure such circumstances. If the Corporation and Bank fails to cure such circumstances, then Executive will be deemed to have terminated his employment due to Involuntary Termination at the end of such 30-day period. In the event that the Executive desires to effect a Voluntary Termination, he shall deliver a written notice to the Corporation and Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the Corporation or Bank requests a date sooner.

        10.    Professional Fees.

          (a)   The Bank shall pay the reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Bank (or any successor), the Corporation or the Consolidated Subsidiaries under which the Executive is or may be entitled to receive benefits; provided that the Bank's obligation to pay such fees and expenses is subject to the Executive's prevailing with respect to the matters in dispute.

          (b)   The Bank shall reimburse the Executive for any professional fees (attorneys, accountants, tax advisers) incurred by the Executive in the preparation, negotiation and execution of this Agreement, but in an amount not to exceed $15,000.

        11.    Indemnification.     During Executive's term of employment with the Bank and, if applicable, the Corporation and/or any Subsidiaries and thereafter, the Corporation and Bank shall indemnify and hold Executive harmless to the maximum extent now or hereafter permitted under the Articles of Incorporation and By-Laws of the Corporation or Bank, as applicable. In the event that legal action is instituted or threatened against the Executive during or after the term of his employment with, or membership on the board of directors of, the Bank, the Corporation or any Subsidiary, in connection with such employment or membership, the Corporation or Bank will advance to the Executive the costs and expenses incurred by Executive in the defense of such action (including reasonable attorneys, expert and other professional fees) to the maximum extent permitted by law without prejudice to or waiver by the Corporation or Bank of its rights and remedies against the Executive. In the event that there is a final judgment entered against the Executive in any such litigation which, in accordance with its Articles of Incorporation and By-Laws, is not subject to indemnification, then the Executive shall reimburse the Corporation or Bank for all such costs and expenses paid or incurred by it in the Executive's defense of such litigation (the "Reimbursement Amount"). The Reimbursement Amount shall be paid by the Executive within 30 days after rendition of the final judgment and a determination by the Board of Directors that such costs and expenses are not subject to indemnification. The parties shall cooperate in the defense of any asserted claim, demand or liability against the Executive or the Bank, Corporation, Subsidiary or any other affiliates. The term "final judgment" as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired. The rights to indemnification under this Section 11 shall be in addition to any rights which Executive may now or hereafter have under any insurance contract maintained by the Bank, Corporation, or any Subsidiary or other affiliates or any other agreement between Executive, Bank, Corporation, Subsidiary or any other affiliates. Anything in this Agreement to the contrary notwithstanding, Executive's indemnification rights under this Section 11, the Articles of Incorporation and By-Laws of the Corporation or Bank and applicable law, shall survive the termination of Executive's employment with the Bank and his membership on the board of directors of the Bank, Corporation or any Subsidiary.

EXHIBIT E-8

        12.    No Assignments.

          (a)   This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Bank and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Executive's resignation following the failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession shall constitute an Involuntary Termination as defined in Section 1(c).

          (b)   This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        13.    Notice.     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Corporation and Bank at their respective home offices, to the attention of the Board of Directors and Bank Board, as applicable, with a copy to the Secretary of the Corporation, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Bank.

        14.    Amendments.     No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

        15.    Headings.     The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

        16.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

        17.    Governing Law.     This Agreement shall be governed by the laws of the State of Illinois.

        18.    Successors to Code Sections.     All provisions of this Agreement referring to sections of the U.S.C. (United States Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

        19.    Existing Employment Agreement; Effect on Other Agreements.     As of the Effective Date, this Agreement shall supersede and replace the Existing Employment Agreement in its entirety, the Existing Employment Agreement shall terminate and have no further force or effect and neither the Corporation nor Bank shall have any obligation, nor the Executive have any claims for severance or other payments, under the Existing Employment Agreement. The TCG 2008 Deferred Compensation Plan and Executive's TCG Restricted Stock Awards (as defined in the Merger Agreement) shall be assumed in accordance with the Merger Agreement.

        20.    Code Section 409A.

          (a)   The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Bank and Corporation (with specificity as to the reason therefore) that the Executive believes that any

EXHIBIT E-9

  provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Bank or Corporation concurs with such belief or the Bank (without any obligation whatsoever to do so) independently makes such determination, the Bank or Corporation shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Bank or Corporation of the applicable provision without violating the provisions of Code Section 409A. No action or failure by the Bank or Corporation in good faith to act, pursuant to this Section 20, shall subject the Bank or Corporation to any claim, liability, or expense, and neither the Bank nor the Corporation shall have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A. The Bank and Corporation do not make any representations as to the personal income tax treatment of any severance payments or other benefits provided to the Executive.

          (b)   If the Executive is deemed on the date of "separation from service" to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit which constitutes non-qualified deferred compensation subject to Code Section 409A to which the six-month delay provisions of Code Section 409A(a)(2)(B) apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment (i) is to be made promptly after a date, it shall be made within sixty (60) days thereafter or (ii) specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank or Corporation. The Executive's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

          (c)   With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Bank or Corporation referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment is to be reimbursed.

          (d)   If the sixty (60) day period following the Executive's "separation from service" begins in one calendar year and ends in a second calendar year (a "Crossover 60-Day Period"), and if there are any payments which constitute non-qualified deferred compensation subject to Code Section 409A due the Executive that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover

EXHIBIT E-10

  60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

        21.    No Excise Tax Gross-Up; Possible Reduction in Payments.     Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes Executive may owe pursuant to Section 4999 of the Internal Revenue Code. In the event that any amounts payable pursuant to Section 7 hereof or other payments or benefits otherwise payable to Executive (a) constitute "parachute payments" within the meaning of Section 280G of the Code, and (b) but for this Section 21 would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 21 shall occur in the following order: (1) reduction of amounts payable under Section 7(a) or 7(b)(ii) or other cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive.

        22.    Regulatory Requirements and Compensation Recovery (Clawback).     Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement, and any compensation described herein or made hereunder, comply with any legislative or regulatory limitations or requirements which are or may become applicable to the Bank, Corporation or any subsidiary or to any such payments, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the "Regulatory Requirements"). Such limitations or requirements may include, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation to certain officers or highly compensated employees, requiring that the Corporation or Bank recover (clawback) bonus and incentive compensation in certain circumstances, and precluding or requiring modifications to bonus and incentive arrangements that may subject the Corporation or Bank to inappropriate risk or may result in excessive compensation. The Executive acknowledges this Agreement and Executive's bonus, stock-based or other incentive compensation payments or awards will be subject to any such clawback provisions and to possible change due to applicable Regulatory Requirements.

[Signature Page Follows]

EXHIBIT E-11

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written to be effective on the Effective Date set forth herein.

ATTEST:	MB FINANCIAL BANK, N.A.
Secretary
By:
Its:
ATTEST:	MB FINANCIAL, INC.
Secretary
By:
Its:
WITNESS:	EXECUTIVE:
Mark A. Hoppe

EXHIBIT E-12

 ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT

Form of Release

AGREEMENT AND GENERAL RELEASE

        MB Financial, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities, including MB Financial Bank, N.A. (collectively referred to throughout this Agreement as "Corporation") and Mark A. Hoppe ("Executive"), the Executive's heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as "Executive") agree:

        1.    Consideration.    The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7 of the Employment Agreement by and between Executive and the Corporation.

        2.    Revocation.    Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, hand delivered to Corporation, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.

        3.    General Release of Claim.    Executive knowingly and voluntarily releases and forever discharges Corporation from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Corporation, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

  •
  Title VII of the Civil Rights Act of 1964, as amended;

  •
  The Civil Rights Act of 1991;

  •
  Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

  •
  The Immigration Reform and Control Act, as amended;

  •
  The Americans with Disabilities Act of 1990, as amended;

  •
  The Age Discrimination in Employment Act of 1967, as amended;

  •
  The Older Workers Benefit Protection Act of 1990;

  •
  The Worker Adjustment and Retraining Notification Act, as amended;

  •
  The Occupational Safety and Health Act, as amended;

  •
  The Family and Medical Leave Act of 1993;

  •
  Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

  •
  Any public policy, contract, tort, or common law; or

  •
  Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

        Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive's rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to DATE with regard to Executive's service as an officer and director of Corporation; (ii) Executive's rights under any tax-qualified pension or claims for accrued vested benefits under any other Executive benefit plan, policy or arrangement maintained by Corporation or under COBRA; (iii) Executive's rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive's rights as a stockholder.

        4.    No Claims Permitted.    Executive waives Executive's right to file any charge or complaint against Corporation arising out of Executive's employment with or separation from Corporation before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives the Executive's right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

        5.    Affirmations.    Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Corporation in any forum or form. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 7(a), Section 7(b) or Section 7(f) of the Employment Agreement. Executive also affirms Executive has no known workplace injuries.

        6.    Governing Law and Interpretation.    This Agreement and General Release shall be governed by and conformed in accordance with the laws of the State of Illinois without regard to its conflict of law's provisions. In the event Executive or Corporation breaches any provision of this Agreement and General Release, Executive and Corporation affirm either may institute legal action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

        7.    Nonadmission of Wrongdoing.    Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Corporation of any liability or unlawful conduct of any kind.

        8.    Amendment.    This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

        9.    Entire Agreement.    This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 8 and Section 11 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive's decision to accept this Agreement and General Release.

        EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO [TWENTY ONE (21)][FORTY-FIVE (45)] CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

        EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

        HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST CORPORATION.

        IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

MB Financial, Inc.
By:
Mark A. Hoppe		Name:
Title:
Date:	Date:

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I THE MERGER
  1.1 The Merger.
  1.2 Effective Time.
  1.3 Effects of the Merger.
  1.4 Conversion Generally.
  1.5 TCG Series B Preferred Stock.
  1.6 TCG Stock Options; TCG Warrants; TCG Restricted Stock Awards.
  1.7 Articles of Incorporation of Surviving Corporation.
  1.8 Bylaws of Surviving Corporation.
  1.9 Directors and Officers of Surviving Corporation.
  1.10 Bank Merger.
  1.11 Tax Consequences.
ARTICLE II DELIVERY OF MERGER CONSIDERATION
  2.1 Exchange Agent.
  2.2 Deposit of Consideration.
  2.3 Exchange Procedures.
  2.4 Fractional Interests.
  2.5 Termination of Exchange Fund.
  2.6 Additional Merger Consideration.
  2.7 Withholding Rights.
  2.8 Payment to Other Persons.
  2.9 Lost Certificates.
  2.10 Transfer Books.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TCG
  3.1 Corporate Organization.
  3.2 Capitalization.
  3.3 Authority; No Violation.
  3.4 Consents and Approvals.
  3.5 Reports.
  3.6 Financial Statements.
  3.7 Broker's Fees.
  3.8 Absence of Certain Changes or Events.
  3.9 Legal Proceedings.
  3.10 Taxes and Tax Returns.
  3.11 Employees.
  3.12 SEC Reports.
  3.13 Compliance with Applicable Law.
  3.14 Certain Contracts.
  3.15 Agreements with Regulatory Agencies.
  3.16 Risk Management Instruments.
  3.17 Environmental Matters.
  3.18 Investment Securities and Commodities.
  3.19 Real Property.
  3.20 Intellectual Property.
  3.21 Related Party Transactions.
  3.22 State Takeover Laws.
  3.23 Reorganization.
  3.24 Opinion.
  3.25 TCG Information.
  3.26 Loan Portfolio.
  3.27 Insurance.
  3.28 No Other Representations or Warranties.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MB
  4.1 Corporate Organization.
  4.2 Capitalization.
  4.3 Authority; No Violation.
  4.4 Consents and Approvals.
  4.5 Reports.
  4.6 Financial Statements.
  4.7 Broker's Fees.
  4.8 Absence of Certain Changes or Events.
  4.9 Legal Proceedings.
  4.10 Taxes and Tax Returns.
  4.11 Employees.
  4.12 SEC Reports.
  4.13 Compliance with Applicable Law.
  4.14 Certain Contracts.
  4.15 Agreements with Regulatory Agencies.
  4.16 Risk Management Instruments.
  4.17 Environmental Matters.
  4.18 Investment Securities and Commodities.
  4.19 Real Property.
  4.20 Intellectual Property.
  4.21 Related Party Transactions.
  4.22 State Takeover Laws.
  4.23 Reorganization.
  4.24 Reserved.
  4.25 MB Information.
  4.26 Loan Portfolio.
  4.27 Insurance.
  4.28 No Other Representations or Warranties.
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
  5.1 Conduct of Businesses Prior to the Effective Time.
  5.2 TCG Forbearances.
  5.3 MB Forbearances.
ARTICLE VI ADDITIONAL AGREEMENTS
  6.1 Regulatory Matters .
  6.2 Access to Information .
  6.3 Stockholders' Approvals.
  6.4 Legal Conditions to Merger.
  6.5 Stock Exchange Listing.
  6.6 Employee and Related Matters .
  6.7 Indemnification; Directors' and Officers' Insurance .
  6.8 Additional Agreements.
  6.9 Advice of Changes.
  6.10 Corporate Governance .
  6.11 Acquisition Proposals .
  6.12 Public Announcements.
  6.13 Change of Method .
  6.14 Takeover Statutes.
  6.15 Trust Preferred Securities.
  6.16 Exemption from Liability Under Section 16(b).
  6.17 Redemption of TCG Series B Preferred Stock.
ARTICLE VII CONDITIONS PRECEDENT
  7.1 Conditions to Each Party's Obligation To Effect the Merger.
  7.2 Conditions to Obligations of MB.
  7.3 Conditions to Obligations of TCG.
ARTICLE VIII TERMINATION AND AMENDMENT
  8.1 Termination.
  8.2 Effect of Termination.
  8.3 Amendment.
  8.4 Extension; Waiver.
ARTICLE IX GENERAL PROVISIONS
  9.1 Closing.
  9.2 Nonsurvival of Representations, Warranties and Agreements.
  9.3 Expenses.
  9.4 Notices.
  9.5 Interpretation.
  9.6 Counterparts.
  9.7 Entire Agreement.
  9.8 Governing Law.
  9.9 Waiver of Jury Trial.
  9.10 Assignment; Third Party Beneficiaries.
  9.11 Specific Performance.
  9.12 Severability.
  9.13 Delivery by Facsimile or Electronic Transmission.
  EXHIBIT A
VOTING AND SUPPORT AGREEMENT
EXHIBIT B PART I: AMENDMENT TO MB CHARTER TO INCREASE AUTHORIZED STOCK
MB FINANCIAL, INC. ARTICLES OF AMENDMENT
EXHIBIT B PART II: ARTICLES SUPPLEMENTARY TO MB CHARTER FOR SERIES A PREFERRED STOCK
MB FINANCIAL, INC. ARTICLES SUPPLEMENTARY
  EXHIBIT C
BANK MERGER AGREEMENT
  1. Bank Merger.
  2. Effective Time of the Bank Merger.
  3. Name of the Resulting Bank.
  4. Articles of Association and Bylaws.
  5. Business of the Resulting Bank.
  6. Capital Stock.
  7. Effect of the Bank Merger.
  8. Directors of the Resulting Bank.
  9. Alternative Bank Merger Structure.
  10. Termination.
  11. Miscellaneous.
  Exhibit D
CRITERIA RELATING TO SALE OF MORTGAGE BANKING BUSINESS
  EXHIBIT E
EMPLOYMENT AGREEMENT
  1. Definitions.
  2. Term.
  3. Employment.
  4. Compensation.
  5. Employee Benefits.
  6. Vacations; Leave.
  7. Termination of Employment.
  8. Protective Covenants Agreement.
  9. Notice of Termination.
  10. Professional Fees.
  11. Indemnification.
  12. No Assignments.
  13. Notice.
  14. Amendments.
  15. Headings.
  16. Severability.
  17. Governing Law.
  18. Successors to Code Sections.
  19. Existing Employment Agreement; Effect on Other Agreements.
  20. Code Section 409A.
  21. No Excise Tax Gross-Up; Possible Reduction in Payments.
  22. Regulatory Requirements and Compensation Recovery (Clawback).
ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT Form of Release AGREEMENT AND GENERAL RELEASE